                                   EXHIBIT 2

            A G R E E M E N T   A N D   P L A N   O F   M E R G E R



                                     AMONG



                              RUSSELL CORPORATION


                                  TUBECO, INC.


                               DESOTO MILLS, INC.

                                      AND

                   CERTAIN SHAREHOLDERS OF DESOTO MILLS, INC.





                              ____________________





                               February 25, 1994

                                                         TABLE OF CONTENTS


                                                                                                                            Page
                                                                    ARTICLE I
                                                                   THE MERGER   . . . . . . . . . . . . . . . . . . . . . .  I-2
   Section 1.1    Merging Corporations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-2
   Section 1.2    Articles of Merger and Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-2
   Section 1.3    Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-2
   Section 1.4    Articles of Incorporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-2
   Section 1.5    Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-2
   Section 1.6    Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-2
   Section 1.7    Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  I-2

                                                                   ARTICLE II
                                                              CONVERSION OF SHARES  . . . . . . . . . . . . . . . . . . . . II-1
   Section 2.1    Capital Stock of Subsidiary.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-1
   Section 2.2    Capital Stock of Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-1
   Section 2.3    Conversion of Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-1
   Section 2.4    Closing Balance Sheet; Escrow   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-3

                                                                   ARTICLE III
                                                    REPRESENTATIONS AND WARRANTIES OF COMPANY
                                                                AND SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . .  III-1
   Section 3.1    Corporate Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-1
   Section 3.2    Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-2
   Section 3.3    Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-2
   Section 3.4    Certain Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-3
   Section 3.5    Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-5
   Section 3.6    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-6
   Section 3.7    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-6
   Section 3.8    Conflicts of Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-8
   Section 3.9    Fixed Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-8
   Section 3.10   Inventories   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-8
   Section 3.11   Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-8
   Section 3.12   Lines of Credit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-8
   Section 3.13   Trademarks, Patents, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-9
   Section 3.14   Title to Property; Condition of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-9
   Section 3.15   Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-11
   Section 3.16   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-11
   Section 3.17   Employees; Payroll Taxes, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-11
   Section 3.18   Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-11
   Section 3.19   No Breach   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-12
   Section 3.20   No Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-12
   Section 3.21   Subsequent Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-12
   Section 3.22   No Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-13
   Section 3.23   No Undue Influence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-13
   Section 3.24   No Increase in Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-13
   Section 3.25   Sales Orders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-14
   Section 3.26   Suppliers and Customers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-14
   Section 3.27   Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-14
   Section 3.28   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-14
   Section 3.29   Material Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-14
   Section 3.30   Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-14
   Section 3.31   Correctness on Determination Date and Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . III-15

                                       i


                                                                   ARTICLE IV
                                                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS   . . . . . . . . . . . . . IV-1


                                                                    ARTICLE V
                                            REPRESENTATIONS AND WARRANTIES OF RUSSELL AND SUBSIDIARY  . . . . . . . . . . .  V-1
   Section 5.1    Corporate Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  V-1
   Section 5.2    Approvals; No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  V-1
   Section 5.3    No Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  V-1
   Section 5.4    Material Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  V-1
   Section 5.5    No Consents Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  V-1
   Section 5.6    Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  V-1

                                                                   ARTICLE VI
                                                      COVENANTS OF COMPANY AND SHAREHOLDERS . . . . . . . . . . . . . . . . VI-1
   Section 6.1    Conduct of Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VI-1
   Section 6.2    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VI-2
   Section 6.3    Right of Inspection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VI-2
   Section 6.4    Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VI-2
   Section 6.5    Business Intact   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VI-3
   Section 6.6    Payment of Obligations to Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VI-3
   Section 6.7    Operation of Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VI-3
   Section 6.8    Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VI-3
   Section 6.9    No Public Announcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VI-3

                                                                   ARTICLE VII
                                                     POST-CLOSING COVENANTS OF SHAREHOLDERS   . . . . . . . . . . . . . .  VII-1
   Section 7.1    Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  VII-1
   Section 7.2    No Public Announcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  VII-1

                                                                  ARTICLE VIII
                                                                 INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . VIII-1
   Section 8.1    Indemnity by Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VIII-1
   Section 8.2    Indemnity by Russell  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . VIII-2

                                                                   ARTICLE IX
                                                                    EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . IX-1
   Section 9.1    Expenses of Shareholders and Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . IX-1
   Section 9.2    Expenses of Russell   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . IX-1

                                                                    ARTICLE X
                                                                   THE CLOSING  . . . . . . . . . . . . . . . . . . . . . .  X-1
   Section 10.1   Time and Place of Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  X-1
   Section 10.2   Conditions of Obligations of Russell  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  X-1
   Section 10.3   Conditions of Obligations of Company and Shareholders   . . . . . . . . . . . . . . . . . . . . . . . . .  X-3
   Section 10.4   Additional Conditions of the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  X-5




                                                                   ARTICLE XI
                                                            MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . XI-1
   Section 11.1   Warranties of the Parties Shall Survive the Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . XI-1
   Section 11.2   Termination of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-1
   Section 11.3   Press Releases, Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-1
   Section 11.4   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-1
   Section 11.5   Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-2
   Section 11.6   Table of Contents; Captions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-3
   Section 11.7   Incorporation of Appendices and Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-3
   Section 11.8   Entire Agreement; Amendment; Modification; Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . XI-3
   Section 11.9   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-3
   Section 11.10  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-3
   Section 11.11  Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-3
   Section 11.12  Preparation of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-3
   Section 11.13  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-3
   Section 11.14  Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-3

GLOSSARY

LIST OF EXHIBITS





                          AGREEMENT AND PLAN OF MERGER


      This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "AGREEMENT") is made as of the 25th day of February, 1994, by and among Russell Corporation, a corporation organized under the laws of the State of Alabama (hereinafter referred to as "RUSSELL"), Tubeco, Inc., a corporation organized under the laws of the State of Alabama (hereinafter referred to as "SUBSIDIARY"), DeSoto Mills, Inc., a corporation organized under the laws of the State of Alabama (hereinafter referred to as "COMPANY"), and John K. Tcherneshoff ("TCHERNESHOFF"), Robert H. Yoe, III ("YOE") and Susan T. McCurdy ("MCCURDY") (Tcherneshoff, Yoe and McCurdy being hereinafter referred to collectively as "SHAREHOLDERS").

                              W I T N E S S E T H:

      WHEREAS, the Boards of Directors of Russell, Subsidiary and Company, respectively, deem it advisable for the general welfare and advantage of their respective corporations and their respective shareholders that Subsidiary merge with and into Company pursuant to this Agreement in a transaction that qualifies as a reorganization pursuant to Section 368(a) of the United States Internal Revenue Code of 1986, as amended (hereinafter referred to as the "CODE") and pursuant to the Articles of Merger between Company and Subsidiary, in substantially the form of Exhibit A hereto (hereinafter referred to as the "ARTICLES OF MERGER"), and pursuant to applicable law (such transaction being hereinafter referred to as the "MERGER");

      WHEREAS, Russell, as the sole shareholder of Subsidiary, has approved, or prior to the Closing (as defined in Section 10.1) will approve, the provisions of this Agreement and the transactions contemplated hereby;

      WHEREAS, Shareholders, together with Sandy Reece ("REECE") constituting the owners of all of the issued and outstanding capital stock of Company, have approved, or prior to the Closing (as defined in Section 10.1) will approve, the provisions of this Agreement and the transactions contemplated hereby; and

      WHEREAS, Russell will deliver, or cause to be delivered, to Shareholders and Reece the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement;

      NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, agreements, covenants, warranties and conditions herein contained, the parties hereto agree, in accordance with the applicable provisions of the law of the State of Alabama, that (i) Subsidiary shall be merged into Company; (ii) the outstanding shares of Company Common Stock, as defined in Section 2.2, shall be exchanged for shares of Russell Common Stock, as defined in Section 2.2; and (iii) the terms and conditions of the Merger, which the parties covenant to observe, keep and perform, and the mode of carrying the same into effect are and shall be as hereinafter set forth:

                                   ARTICLE I
                                   THE MERGER

         Section 1.1 Merging Corporations. At the Effective Time, as defined in Section 1.2, Subsidiary shall be merged into Company, and Company shall be the surviving corporation (hereinafter referred to as the "SURVIVING CORPORATION"), which shall continue to be governed by the laws of the State of Alabama. The name of the Surviving Corporation shall be DeSoto Mills, Inc.

         Section 1.2 Articles of Merger and Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article X, and provided this Agreement shall not have been terminated as provided in Section 11.2, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of Alabama. The Merger shall become effective (hereinafter referred to as the "EFFECTIVE TIME") at the date and time of the filing of the Articles of Merger with the Secretary of State of Alabama.

         Section 1.3 Effect of Merger. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of Subsidiary and Company. All property, real, personal and mixed, and all debts due on whatever account, and all other choses in action and all and each and every other interest of or belonging to or due to Subsidiary or Company shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in Subsidiary or Company shall not revert or be in any way impaired by reason of the Merger. At the Effective Time, the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of Subsidiary and Company, and any claim existing or action or proceeding pending by or against Subsidiary or Company may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of Subsidiary or Company. Neither the rights of creditors nor any liens upon the property of Subsidiary or Company shall be impaired by the Merger.

         Section 1.4 Articles of Incorporation. The Articles of Incorporation of Subsidiary, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation.

         Section 1.5 Bylaws. The bylaws of Subsidiary, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation.

         Section 1.6 Directors and Officers. The directors and officers of Subsidiary in office immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation.

         Section 1.7 Further Assurances. From and after the Effective Time, as and when requested by the Surviving Corporation, the officers and directors of Company last in office shall execute and deliver, or cause to be executed and delivered in the name of Company such deeds and other instruments and take or cause to be taken such further or other actions as shall be necessary in order to vest or perfect in or confirm of record or otherwise to the Surviving Corporation title to and possession of all of the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Company.


                        [Article I ends here.  The next
                        page of this Agreement is II-1.]

                                   ARTICLE II
                              CONVERSION OF SHARES

         Section 2.1 Capital Stock of Subsidiary. Subsidiary has an authorized capital stock consisting of 100 shares of common stock, par value $1.00 per share (hereinafter referred to as "SUBSIDIARY STOCK"), of which 100 shares are issued and outstanding. Each one share of Subsidiary Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall continue to represent one share of common stock of the Surviving Corporation.

         Section 2.2 Capital Stock of Company. Company has authorized capital stock consisting of 7,100 shares of common stock, par value $1.00 per share, of which 5,556 shares are issued and outstanding and 1,544 shares are held as treasury stock (hereinafter referred to as "COMPANY COMMON STOCK"). Shareholders and Reece currently own all of the issued and outstanding shares of Company Common Stock. The number of shares of Company Common Stock owned and held of record by each such Shareholder and Reece is set forth in Exhibit 2.2.

         Section 2.3 Conversion of Company Common Stock. As of the Effective Time and by virtue of the Merger and without any further action on the part of Subsidiary, Company or Shareholders:

                 (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall, subject to Section 2.3(c), be converted into and exchanged for such number of shares of common stock of Russell, par value $0.01 per share (hereinafter referred to as "RUSSELL COMMON STOCK"), as shall equal the quotient derived by dividing (x) by
(y), where (x) is the result obtained by dividing Ten Million & No/100 Dollars ($10,000,000.00) by the average closing sales price per share of common stock of Russell as reported on the New York Stock Exchange for the ten (10) trading days immediately preceding the Closing Date, and (y) is Five Thousand Five Hundred Fifty- Six (5,556); provided, however, that at the option of Russell, the number of shares of Russell Common Stock issued in the Merger shall be limited to Four Hundred Thousand (400,000) shares, irrespective of the result obtained from the application of the foregoing formula; provided further, however, that Shareholders shall be under no obligation to consummate the transactions contemplated by this Agreement unless the value of the Russell Common Stock to be issued in the Merger, valued at the average closing sales price per share of common stock of Russell as reported on the New York Stock Exchange for the ten (10) trading days immediately preceding the Closing Date, equals or exceeds $10,000,000, as set forth in Section 10.3(i). Subject to the provisions of Section 2.4, the shares of Russell Common Stock to be issued hereunder shall be distributed among Shareholders and Reece on a pro rata basis, based upon (i) the aggregate number of shares of Russell Common Stock to be issued hereunder and (ii) the number of shares of Company Common Stock owned beneficially and held of record by each Shareholder and Reece as set forth in
Exhibit 2.2; provided, further, that the shares of any shareholder of Company exercising his or her dissenter's rights under Alabama law with respect to such shares shall not be converted into and exchanged for Russell Common Stock, and in such event, the number of shares of Russell Common Stock to be issued in the Merger, including the maximum total number of shares of Russell Common Stock to be issued in the Merger, shall be decreased accordingly.

                 (b) Each share of Company Common Stock held by Company as treasury stock, if any, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

                 (c) No fractional shares of Russell Common Stock shall be issued by virtue of the Merger. A shareholder of Company who would otherwise be entitled to receive a fraction of one share of Russell Common Stock by virtue of the Merger shall receive, in lieu thereof, the cash value of such fractional share determined by multiplying the average closing sales price per share of common stock of Russell as reported on the New York Stock Exchange for the ten (10) trading days immediately preceding the Closing Date by such fraction.

                 (d) At the Effective Time, the stock transfer books of Company shall be closed as to holders of shares of Company Common Stock immediately prior to the Effective Time and no transfer of shares of Company Common Stock by any such holder shall thereafter be made or recognized, and each outstanding certificate formerly representing shares of Company Common Stock shall ipso facto, and without any action on the part of any holder thereof, no longer represent shares of Company Common Stock and outstanding certificates of shares of

Company Common Stock shall thereafter solely represent the right to receive the consideration contemplated by this Agreement.

                 (e) In the event that any Shareholder or Reece is unable to deliver the certificate which represents such shareholder's shares of Company Common Stock, Russell, in the absence of actual notice that any shares of Company Common Stock theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such shareholder the consideration, subject to Section 2.4, contemplated by this Agreement and the amount of cash representing fractional shares of Russell Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                 (i) An affidavit or other evidence to the reasonable satisfaction of Russell that any such certificate has been lost, wrongfully taken or destroyed;

                 (ii) Such security or indemnity as may be reasonably requested by Russell to indemnify and hold Russell harmless; and

                 (iii) Evidence to the satisfaction of Russell that such shareholder is the owner of the shares of Company Common Stock theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                 (f) No Shareholder or Reece shall be entitled to receive any dividends or distributions declared or made with respect to the Russell Common Stock with a record date before the Effective Time. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional shares of Russell Common Stock nor any dividend or other distribution with respect to Russell Common Stock where the record date thereof is on or after the Effective Time shall be paid to the holder of any unsurrendered certificate or certificates representing shares of Company Common Stock, and Russell shall not be obligated to deliver any of the consideration contemplated by this Agreement, any amount of cash representing fractional shares of Russell Common Stock or any such dividend or other distribution with respect to Russell Common Stock until such shareholder shall surrender the certificate or certificates representing shares of Company Common Stock as provided for by the Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing Russell Common Stock issued in the Merger, without interest at the time of such surrender, the consideration, subject to Section 2.4, contemplated by this Agreement, the amount of any cash representing fractional shares of Russell Common Stock and the amount of any dividends or other distributions with respect to Russell Common Stock to which such holder is entitled as a holder of Russell Common Stock.

                 (g) If any of the consideration due or other payments to be paid or delivered to any Shareholder or Reece is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, Russell shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of Company, Russell, Subsidiary, nor any other person acting on their behalf shall be liable to any Shareholder or Reece for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

         Section 2.4       Closing Balance Sheet; Escrow.

                 (a) The number of shares of Russell Common Stock to be received by Shareholders and Reece in the Merger is conditioned upon Company having a "Tangible Net Worth" (as hereinafter defined) as of the close of business on March 31, 1994, or in the event the Closing does not occur on April 1, 1994, such other date as may be determined by Russell and Company to be appropriate (hereinafter referred to as the "DETERMINATION DATE"), of $4,400,000. For purposes of this Agreement, "TANGIBLE NET WORTH" means the amount realized when the aggregate amount of all tangible assets of Company (specifically excluding any good will or value assigned to intangibles such as licenses or similar items) is reduced by all liabilities of Company. Promptly following the Closing Date, Russell shall cause to be prepared by its independent certified public accountants (hereinafter referred to as "RUSSELL'S ACCOUNTANTS") as of the Determination Date an audited balance sheet of Company (hereinafter referred to as the "CLOSING BALANCE SHEET"), in accordance with generally accepted accounting principles consistent with Company's prior practices (including appropriate accounting for accrued taxes, sick days, vacation, doubtful accounts, any payments required under the Executive Employment Contract, dated as of December 30, 1992, between Company and Robert
H. Yoe, III and similar items). Russell's final draft of the Closing Balance Sheet, and such other documents and work papers as Shareholders and Shareholders' independent certified public accountants (hereinafter referred to as the "SHAREHOLDERS' ACCOUNTANTS") may reasonably request shall be delivered to the Shareholders' Accountants no later than May 2, 1994 for review. Shareholders and Shareholders' Accountants shall, within thirty (30) days of delivery to them by Russell's Accountants of Russell's final draft of the Closing Balance Sheet, present any adjustments proposed by Shareholders to Russell's final draft of the Closing Balance Sheet to the attention of Russell. Any disagreements between Russell and Shareholders with respect to the proposed adjustments to the final draft of the Closing Balance Sheet shall be referred to a firm of independent certified public accountants mutually acceptable to the parties, or if the parties cannot agree on such firm to, Coopers & Lybrand, Birmingham, Alabama (in either case, the "REFERRAL FIRM"), for final determination if an agreement cannot be reached by Russell and Shareholders, which final determination shall be made by the Referral Firm on or before June 15, 1994 (hereinafter referred to as the "FINAL DETERMINATION DATE"). The final determination of the adjustments to the Closing Balance Sheet made by the Referral Firm shall be binding upon Russell and Shareholders. Upon the final determination of the Closing Balance Sheet, either by agreement by Russell and Shareholders or a final determination by the Referral Firm, any adjustments needed to cause the agreed draft or determined draft of the Closing Balance Sheet as certified and published to reflect that the Tangible Net Worth of Company at the Determination Date was $4,400,000 shall be made as follows:

                           (i) If the agreed or determined draft of the Closing Balance Sheet shows the Tangible Net Worth of Company as of the Determination Date to be more than $4,400,000, Russell shall pay or cause to be paid to Shareholders and Reece an amount equal to the amount by which the Tangible Net Worth exceeds $4,400,000 (hereinafter referred to as the "EXCESS PAYMENT"), regardless of whether the payment of such amount, when added to the consideration received by the Shareholders and Reece under Section 2.3(a) herein, results in Shareholders and Reece receiving consideration in amount greater than $10,000,000. The Excess Payment shall be made either in cash or in the form of additional shares of Russell Common Stock, subject to the following limitations: (A) the amount of the Excess Payment which may be distributed out of the cash assets of the Surviving Corporation shall not exceed nine percent (9%) of the sum of: (I) the fair market value of the total number of shares of Russell Common Stock to be issued in the Merger as determined under Section 2.3(a); (II) the amount of cash to be paid to dissenting shareholders, if any; (III) the total amount of cash to be paid in lieu of fractional shares in accordance with Section 2.3(c); and (IV) the aggregate amount of any portion of the Excess Payment to be made by Russell (the sum of items (I), (II), (III) and (IV) is hereinafter referred to as the "TOTAL PURCHASE PRICE"); (B) the maximum amount of cash which Russell may pay towards the Excess Payment shall not exceed twenty percent (20%) of the Total Purchase Price; (C) Section 2.3(a) hereof notwithstanding, the amount of any Excess Payment remaining after reduction by items (A) and (B) of this subsection (i) shall be paid by Russell in the form of additional shares of Russell Common Stock, valued in accordance with Section 2.3(a) above. The Excess Payment shall be made no later than ten (10) days following the Determination Date.

                           (ii) If the agreed or determined draft of the Closing Balance Sheet shows the Tangible Net Worth of Company at the Determination Date to be less than $4,400,000, the amount of any deficit shall (i) first be paid from the escrow account established pursuant to the Escrow Agreement, referred to in subparagraph (b) of this Section 2.4, in such number of shares of Russell Common Stock issued in the Merger as shall equal in value the amount of any deficit and (ii) thereafter, to the extent necessary, be paid by Shareholders. For purposes of any payment to Russell under this paragraph, the shares of Russell Common Stock shall be treated as having the same value on the Determination Date and on the date of disbursement under the Escrow Agreement as the value given to such shares on the Closing Date.

                 (b) At Closing, Russell shall deliver to Shareholders and Reece seventy-five percent (75%) of the Russell Common Stock issued in the Merger in accordance with the terms of this Agreement, and shall further deliver to AmSouth Bank N.A., Birmingham, Alabama, as Escrow Agent (hereinafter referred to as the "ESCROW AGENT"), under the Escrow Agreement attached hereto as Exhibit 2.4 (hereinafter referred to as the "ESCROW AGREEMENT"), twenty-five percent (25%) of the Russell Common Stock issued in the Merger for disbursement pursuant to and in accordance with the terms of the Escrow Agreement and this Agreement.

                        [Article II ends here.  The next
                       page of this Agreement is III-1.]

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF COMPANY
                                AND SHAREHOLDERS


                 Company and each Shareholder warrants and represents to and covenants with Russell and Subsidiary and each of their respective successors and assigns (which warranties, representations and covenants together with the other warranties, representations and covenants of Company or Shareholders set forth in this Agreement or contained in any exhibit hereto, or in any certificate or other document required to be delivered to Russell or Subsidiary by Company or any Shareholder pursuant to this Agreement, shall, except as otherwise expressly provided herein, survive the Merger) as follows:

         Section 3.1       Corporate Status.

                 (a) Domicile, Powers and Qualification. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, with full power and authority, including all licenses, permits, authorizations and approvals (corporate, governmental or otherwise) necessary to own its properties and conduct its business as such now exist or are being conducted. Company is not qualified to do business as a foreign corporation in any jurisdiction, except as set forth in Exhibit 3.1(a) hereto, and neither the nature of the property owned, used or operated by Company, nor the nature of the activities conducted by Company requires Company to so qualify in any other jurisdiction. Company is in good standing in each such jurisdiction in which it is so qualified to do business. Company and Shareholders have delivered to Russell a true and complete copy of the Certificate of Incorporation and bylaws and other instruments respecting the governance of Company in effect as of the date hereof.

                 (b) Capital Stock. (i) The authorized capital stock of Company consists of 7,100 shares of common stock, par value $1.00 per share, 5,556 shares of which have been duly and validly issued and are outstanding, and are fully paid and nonassessable, and 1,544 of which are held as treasury stock by Company. There are no outstanding rights, options or privileges (whether by purchase, conversion of another security issued by Company or otherwise) of any kind to acquire any additional shares of the capital stock of Company. There are no other securities of any kind issued by Company which are outstanding.

                           (ii)   Shareholders and Reece in the aggregate own,
and on the Closing Date will own, all of the capital stock of Company, free and clear of all liens, encumbrances, options, proxies, equities and claims. All of such stock is, and on the Closing Date will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable.

                 (c) Corporate and Other Records. The minute books of Company contain reasonably complete and accurate records of all meetings and other corporate actions in lieu of meetings of the directors, committees of the directors, and the shareholders thereof.

                 All accounts, books, ledgers and other records of whatsoever kind of Company have been properly kept and are up to date, and there are no material inaccuracies or discrepancies of any kind known to Company or Shareholders contained or reflected therein, and they reflect reasonably accurately and completely all transactions of Company with which they should deal. Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Company.

                 (d) Authorization. All requisite action, corporate or otherwise, required to be taken by Company or any Shareholder to authorize the transactions contemplated by this Agreement has been taken, or in the case of Company, will be taken prior to the Closing, and this Agreement constitutes, and each other agreement executed in connection with the consummation of the transactions contemplated hereby will constitute, a valid and binding agreement enforceable against Company and each Shareholder in accordance with the terms hereof or thereof. Except as set forth in Exhibit 3.1(d), neither the execution and delivery of this Agreement or any such





                                     III-1
other agreement, nor the performance of the obligations of Company or of any Shareholder hereunder or thereunder, nor the consummation of the transactions contemplated hereby, will conflict with or result in the breach of, or constitute a default under, or result in the assessment of any liquidated damages or the creation or imposition of any lien upon the capital stock of Company or upon any of the assets of Company under any applicable law or any contract, instrument or agreement to which Company or any Shareholder is a party or by which Company or any Shareholder may be bound or to which the capital stock of Company or any of the assets of Company may be subject.

         Section 3.2       Financial Data.

                 (a) Financial Statements. Company and Shareholders have heretofore delivered to Russell

                           (i) the balance sheets of Company for each of the fiscal years of Company in the three (3) year period ended March 31, 1993 (all such balance sheets being hereinafter referred to collectively as the "BALANCE SHEETS"), and

                           (ii)   the related statements of earnings,
                 shareholders' equity and cash flows and accompanying notes, for each of said years,

all such documents being hereinafter referred to collectively as the "FINANCIAL STATEMENTS." Each of the Financial Statements of Company for the years ended March 31, 1993 has been audited or reviewed by Borders & Associates, P.C., Company's independent certified public accountants, and the reports of said accountants thereon have been delivered to Russell by Company and Shareholders. Company and Shareholders have also heretofore delivered to Russell the balance sheets of Company as of September 30, 1993, (the "SEPTEMBER 30, 1993 BALANCE SHEET") and September 30, 1992, and the related statements of earnings, shareholders' equity and cash flows for the six-month periods then ended (such balance sheets, statements of earnings, shareholders equity and cash flows being hereinafter referred to collectively as the "INTERIM FINANCIALS").

                 The information contained in each of the Financial Statements and Interim Financials presents fairly the financial position and results of operations of Company as of the dates and for the periods specified, in accordance with generally accepted accounting principles in each case applied on a basis consistent with that of the prior periods.

                 (b) Changes in Financial Condition. Since September 30, 1993, and through the date of execution of this Agreement, and through the Closing Date, there has not occurred and there will not occur any materially adverse change in the financial condition of Company.

         Section 3.3 Liabilities. At September 30, 1993, and on the date of the execution of this Agreement, and as of the Closing Date, Company neither had nor will have any liabilities or obligations of any nature, whether fixed, accrued, absolute, contingent or otherwise, other than

                 (a) liabilities fully reflected or reserved against in the September 30, 1993 Balance Sheet;

                 (b) liabilities arising after September 30, 1993, out of contracts or other agreements described, or expressly excepted from the description, in Exhibits 3.4(a)(i) through 3.4(a)(x), but only to the extent not properly accruable as of September 30, 1993;

                 (c)       liabilities specifically described in Exhibit 3.3;
and

                 (d) liabilities incurred since September 30, 1993, in the ordinary and regular course of business which in the aggregate now have, and as of the Closing Date will have, no material adverse effect on Company's financial condition or on the conduct of its business.





                                     III-2

                 Except and to the extent reflected or reserved against in the September 30, 1993 Balance Sheet, Company was not, is not now, and at the time of the Closing will not be, directly or indirectly liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume, any debt, dividend or other liability or obligation of any person, corporation, association, partnership or other entity (by discount, repurchase agreement or otherwise) except for endorsements made in the ordinary and regular course of business in connection with the deposit of items for collection. Shareholders know, and at the time of Closing will know, of no basis for the assertion against Company of any liabilities or obligations not adequately reflected or reserved against in the September 30, 1993 Balance Sheet or set forth specifically as such in Exhibits 3.4(a)(i) through 3.4(a)(x), except for liabilities incurred since September 30, 1993, in the ordinary and regular course of business, but which in the aggregate now have, and at the Closing will have, no material adverse effect on Company's financial condition or on the conduct of its business. Except as described in Exhibit
3.3 to this Agreement, as of September 30, 1993, and as of the date hereof, Company has, and as of the Determination Date and the Closing Date Company will have, no liability or obligation of any nature, whether fixed, accrued, absolute, contingent or otherwise, which cannot be immediately prepaid or otherwise satisfied without any continuing duties, obligations or liabilities on the part of Company.

                 At the Determination Date and on the Closing Date, Company will have no liabilities or obligations of any nature, whether fixed, accrued, absolute, contingent or otherwise, known or unknown, other than liabilities fully reflected or reserved against in the Closing Balance Sheet.

         Section 3.4       Certain Contracts.

                 (a)       Description.

                           (i) Real Property. Exhibit 3.4(a)(i) to this Agreement is a brief description of all interests in real property of Company, including all leases and other agreements affecting rights in real property which are binding on Company.

                           (ii) Personal Property. Exhibit 3.4(a)(ii) to this Agreement is a brief description of all leases and other agreements affecting rights in personal property which are binding on Company, other than leases and other agreements affecting rights in personal property which do not involve the payment by Company of more than $5,000 annually each.

                           (iii)  Purchase Orders for Non-Capital Assets.
         Exhibit 3.4(a)(iii) to this Agreement is a list of all outstanding purchase orders or other commitments for the acquisition or sale of goods, assets or services (other than purchase orders or other commitments for the acquisition of capital assets) that were executed in the ordinary and regular course of business by Company and each of which exceeds $10,000.

                           (iv) Employee Benefit Plans. Exhibit 3.4(a)(iv) to this Agreement is a list by category of all "EMPLOYEE BENEFIT PLANS" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and all other welfare benefit plans, pension, retirement, insurance, bonus, deferred compensation, incentive compensation, stock purchase, stock appreciation, stock option, stock bonus, profit sharing or other employee benefit plans or arrangements, whether or not subject to ERISA, maintained by Company or which provide benefits for employees of Company, and all determination letters issued by the Internal Revenue Service with respect thereto.

                           (v) Employment. Exhibit 3.4(a)(v) to this Agreement is a list or description of all written or oral contracts or agreements of, or commitments for, employment with any officer or employee or former officer or employee of Company (other than those entered into in the ordinary course of business that are immediately terminable at will by Company without cost or other liability and that relate to persons whose annual salary rate is less than $20,000.





                                     III-3

                           (vi) Purchase Orders for Capital Assets. Exhibit 3.4(a)(vi) to this Agreement is a list of all outstanding purchase orders or other commitments for the acquisition of capital assets that were executed in the ordinary and regular course of business of Company and each of which exceeds $1,000.

                           (vii) Collective Bargaining Agreements. Exhibit 3.4(a)(vii) to this Agreement is a list of all collective bargaining agreements, labor contracts or agreements with trade unions or organizations representing employees, or other similar agreements or commitments respecting rights of employees, which are binding on Company.

                           (viii) Business Relationships with Shareholders.
         Exhibit 3.4(a)(viii) to this Agreement is a list of all interests, direct or indirect, of any Shareholder, any affiliates of any Shareholder or a member of any Shareholder's family in any other business which is a party to business arrangements with Company.

                           (ix) Independent Contractors. Exhibit 3.4(a)(ix) to this Agreement is a list or description of all written or oral contracts or agreements relating to, or commitments for, utilization by Company of any independent contractor, distributor, manufacturer's representative or other similar organization or individual with respect to the promotion, distribution or sale of any of Company's products.

                           (x) Service Agreements. Exhibit 3.4(a)(x) to this Agreement is a list of all agreements under which management, management information systems processing, insurance and risk analysis, audit and other similar services are provided to Company other than by employees of Company and all other contracts of a similar type binding on Company.

                 The list and descriptions in Exhibits 3.4(a)(i) through 3.4(a)(x) to this Agreement are true, accurate and complete as of the date hereof, and will be true, accurate and complete as of the Determination Date and the Closing Date.

                 (b) Copies. Copies of all the written agreements or other documents referred to in Section 3.4(a) hereof and true, accurate and complete written summaries of all oral agreements referred to in Section 3.4(a) hereof have been furnished to Russell.

                 (c) No Default. Company is not in default under any of the agreements, written or oral, referred to in Section 3.4(a) hereof; and no act or event has occurred, and no act or event will have occurred as of the Determination Date or the Closing Date, or as a result of the Closing, which with any notice or lapse of time, or both, would constitute a default by Company under any such agreement, or to the best knowledge of Shareholders, by any other party to any such agreement, and Company has not received any intimation or communication that any other party is or is likely to become in default under any such agreement.

                 (d) No Consents Required. Except as specifically noted in Exhibits 3.4(a)(i) through 3.4(a)(x), no consent of third persons is necessary to be obtained by Company or any Shareholder to consummate the transaction contemplated hereby, or to make this Agreement continually binding upon each Shareholder after the Closing in accordance with its terms.

                 (e) No Other Contracts. Company is not a party to any contract, agreement or commitment other than

                           (i) agreements described, or expressly identified as being excludable from the description, in Exhibits 3.4(a)(i) through 3.4(a)(x);

                           (ii)   agreements described in any other exhibit or
appendix to this Agreement; or





                                     III-4

                           (iii)  agreements of Company executed after
         September 30, 1993, in the ordinary and regular course of business, none of which, and no related group of which, is material.

                 (f) No Adverse Contracts. Company is not a party to any contract that is reasonably likely to materially and adversely affect its properties, business or financial condition or the conduct of the business of Company after Closing by Russell or the Surviving Corporation, except for those contracts disclosed in the Exhibits 3.4(a)(i) through 3.4(a)(x). No purchase commitments are in excess of normal requirements of the business of Company or at an excessive price.

         Section 3.5       Employee Benefit Matters.  (a) Reference is made to
Section 3.4(a)(iv) and Exhibit 3.4(a)(iv) for a list of employee benefit plans maintained by Company. No representations or communications, oral or written, with respect to participation, eligibility for benefits, vesting, benefit accrual or coverage under any of such plans have been made to employees of Company which (i) are not in accordance with the terms and conditions thereof or (ii) could have any material adverse economic consequences to Company.

                 (b) Company does not have or maintain any "employee benefit plan," as defined in Section 3(3) of ERISA, except as described in
Exhibit 3.4(a)(iv).

                 (c) Company has not, and no pension plan maintained by Company has, incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been fully paid. No reportable event under Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                 (d) Company has not incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in
Section 3(37) of ERISA.

                 (e) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by Company comply in both form and operation in all material respects with ERISA and all provisions of the Code that are applicable, or intended to be applicable, to such "employee benefit plans." Company does not have any material liability under any such plan that is not reflected in the Financial Statements and Interim Financials of Company.

                 (f) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by Company (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the financial condition of Company; and, to the best knowledge of Company, no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                 (g) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                 (h) All reporting or disclosure requirements applicable to any such "employee benefit plan" under ERISA or the Code have been met on a timely basis.

                 (i) All employee benefit plans, programs or practices maintained by Company that are not employee benefit plans as defined in Section 3(3) of ERISA comply, in form and operation, in all material respects with all laws applicable thereto.





                                     III-5

                 (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of Company under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

                 (k) Exhibit 3.5(k) lists all former employees of Company and spouses, former spouses or dependents of such former employees (hereinafter referred to collectively as "DEPENDENTS") utilizing or eligible to use continuation coverage under 26 U.S.C. 4980B, or 29 U.S.C. 1161 et seq., as amended (hereinafter referred to as "COBRA"), including, without limitation, all former employees and Dependents with respect to whom the period during which continuation coverage under COBRA may be elected has not expired. All employee benefit plans to which COBRA is applicable have been operated in accordance with COBRA.

         Section 3.6 Insurance. Company has in force all policies of insurance described in Exhibit 3.6(a) hereto insuring it, which policies provide adequate insurance with respect to all risks normally insured against by companies similarly situated including, without limitation, insurance against worker's compensation claims, product liability claims, business interruption and group insurance, and Company will have in force on the Closing Date policies of insurance of the same character and coverage as those so described in Exhibit 3.6(a) hereto. Shareholders will cause Company to promptly notify Russell in writing of any changes in such insurance coverage occurring prior to the Closing. Company has not been advised of any risks or any fact or matter which might render such policies void or voidable, or any cancellations of insurance coverage, or increases in premium, or other costs related to insurance, to take effect, or that are proposed, or that may or will occur, following the Closing. All such policies are underwritten by reputable insurers, and Shareholders know of no basis to believe the insurers are or are likely to become financially unsound in the next twelve (12) months from the date of the execution of this Agreement. Company has not been refused insurance or been notified of any cancellation or modification of insurance during the past three years. Exhibit 3.6(b) hereto lists all claims made or due to be made by Company, or matters for which a claim could have been but was not made, against an insurer on account of events occurring since September 30, 1993.

         Section 3.7       Taxes.

                 (a) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean any and all taxes, charges, fees, levies and other governmental assessments and impositions of any kind which are payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation,

                           (i) Income, franchise, net worth, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and capital gains taxes; and

                           (ii) customs duties, imposts, charges, levies or other similar assessments of any kind; and

                           (iii) interest, penalties and additions imposed with respect to any Tax;

and "Returns" shall mean any and all returns, reports, information returns and statements with respect to Taxes required to be filed with the IRS or any other governmental entity or taxing authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary Tax returns. For the purposes of this Section 3.7, references to Company and to subsidiaries of Company shall include former subsidiaries of Company for any periods during which the stock of any such subsidiary corporations was owned, directly or indirectly, by Company and any corporations which have previously merged with or into Company.





                                     III-6

                 (b) For all periods prior to the date of this Agreement and through the Closing Date, except as set forth in Exhibit 3.7 hereto,

                           (i) all Tax computations and Returns required to be made and filed by Company have been and will be timely made or filed with the appropriate governmental agencies in all jurisdictions in which such computations and Returns are required to be made or filed, and all of the foregoing are and will be true, correct and complete;

                           (ii) all Taxes due from Company have been fully paid or adequate provisions made therefor through the date of this Agreement and will be paid or adequate provisions made through the Closing Date which provisions are and will be reflected on the books of account of Company and in the Closing Balance Sheet; and

                           (iii) no issues have been raised or proposed, nor has any claim or assessment been made, asserted or threatened, with respect to any Tax or Return of Company, nor do Shareholders know of any basis for any such issues, claims or assessments.

                 (c) Except as set forth in Exhibit 3.7(c) hereto, the Tax Returns of Company have not been audited or examined by any taxing authority for any period through and including the Closing Date. No audit or examination of any Tax Return by any governmental authority is currently in progress or has been scheduled. There are no Tax liens upon any of the property of Company. Company has not and will not have (i) granted any extension of the limitation period applicable to the assessment of any Tax or
(ii) filed any consent under Section 341(f) of the Code relating to collapsible corporations.

                 (d) Company has not, for any taxable period for which the statute of limitations on assessment remains open, acquired, either directly or through any subsidiary, any corporation that filed a consolidated federal income tax return with any other corporation that was not also acquired in the same transaction, either directly or through any subsidiary, by Company; furthermore, no subsidiary or corporation that was included in the filing of a Return with Company on a consolidated, combined, or unitary basis has left Company's consolidated, combined or unitary group in a taxable year for which the statute of limitations on assessment remains open.

                 (e) Neither Company nor any of its subsidiaries has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in a trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired.

                 (f) All Taxes required to be withheld, collected or deposited by Company or any of its subsidiaries during any taxable period for which the statute of limitations on an assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid over to or deposited with the relevant Tax authority.

                 (g) Neither Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reasons of the Merger; furthermore, neither Company nor any of its subsidiaries has made any material payment to, or has provided any material benefit to, any officer, employee, former officer or former employee of Company which is not allowable as a deduction for any Tax purpose.

                 (h) No property of Company or any of its subsidiaries is property that is or will be required to be treated as being owned by another person under the provisions of section 168(f)(8) of the Code as in effect prior to amendments by the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of section 168 of the Code.

                 (i) There is no significant difference on the books of Company and any of its subsidiaries between the cost basis on such books and the tax basis of assets (net of liabilities) that is not accounted for by an accrual on the books for federal income tax purposes.



                                     III-7

                 (j) Neither Company nor any of its subsidiaries has or will have any unused net operating loss, unused net capital loss, unused credit, unused foreign tax credit, or excess charitable contribution carryovers for federal income tax purposes as of the Closing Date.

         Section 3.8       Conflicts of Interest.  Except as described in
Exhibit 3.8 hereto, no officer, director or employee of Company, nor any member of any such person's family, nor any Shareholder nor any affiliate of any Shareholder or member of any Shareholder's family owns, or during the last three years has owned, directly or indirectly, or has during the last three years had a substantial ownership interest in (i) any business, corporate or otherwise, which is a party to any business arrangements with Company or (ii) any property which is the subject of any such business arrangements or is used in the business of Company, and no officer, director or employee of Company, nor any member of any such person's family, nor any Shareholder nor any affiliate of any Shareholder or any member of any Shareholder's family owns, directly or indirectly, or has an interest in, any business, corporate or otherwise, which is in competition with Company. Except as set forth in
Exhibit 3.8 hereto, there are no loans outstanding to or from any of such persons from or to Company.

         Section 3.9 Fixed Assets. Exhibit 3.9 hereto is a list of all major fixed assets owned by Company at the close of business on September 30, 1993, and all significant changes therein through the date of the execution of this Agreement, and Shareholders will promptly report to Russell any material changes prior to the Closing. Said list is accurate in all material respects and, except as is otherwise indicated in said list, all of said assets which are necessary to carry on the business of Company have been well maintained and are in good operating condition, normal wear and tear excepted. Company has not received notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or its owned or leased properties, the violation of which zoning regulation, ordinance or other law, order, regulation or requirement could have a material adverse effect on its business and to the knowledge of Shareholders, there are no such violations.

         Section 3.10      Inventories.

                 (a) All inventories shown in the September 30, 1993 Balance Sheet and in each of the Balance Sheets consisted of, and all inventories thereafter acquired and all inventories existing on the Closing Date or reflected in the Closing Balance Sheet will consist of, items of quality and quantity usable or salable in the ordinary and regular course of Company's business, each class thereof was priced at the lower of cost or market on the first-in, first-out basis and, as to the classes of items inventoried and methods of counting and pricing, such inventories were determined in a manner consistent with prior years; and the quantity of each item of inventory on hand at the Determination Date and at the Closing Date will not exceed fifty percent (50%) of the quantity thereof sold or used during the 1992-1993 fiscal year; except to the extent, if any, disclosed in Exhibit
3.10 hereto.

                 (b) Since September 30, 1993, there have been no material changes in the inventories reflected in the September 30, 1993 Balance Sheet and there will be no changes in any such inventories prior to the Closing, except those changes resulting from purchases and manufacturing in the ordinary and regular course of business and sale of merchandise inventory in the ordinary and regular course of business.

         Section 3.11 Accounts Receivable. The accounts receivable included in the September 30, 1993 Balance Sheet are and will be bona fide, valid and enforceable receivables of Company, resulting from sales in the ordinary course of business. The accounts receivable included on the books of account of Company at the Determination Date and reflected in the Closing Balance Sheet will be bona fide, valid and enforceable receivables of Company, resulting from sales in the ordinary course of business. The collection period of such receivables will be within normal trade terms or as defined by contract. Neither Company nor any Shareholder warrants the collectibility of the accounts receivable.

         Section 3.12 Lines of Credit. Company maintains no lines of credit with financial institutions other than those described in Exhibit 3.12 hereto. True, correct and complete copies of all loan and other agreements relating to such lines of credit have been provided to Russell. Company is not, and will not be on the Determination Date or on the Closing Date, in default under any such loan or other agreements described in Exhibit 3.12 hereto, and there do not, and on neither the Determination Date nor the Closing Date will there exist any grounds for declaring, whether immediately or upon the giving of notice or the passage of time, or both, any such default.





                                     III-8

         Section 3.13      Trademarks, Patents, Etc.

                 (a) A true and complete schedule setting forth all federal and foreign (i) patents, (ii) trademarks, service marks, trade name or brand name registrations and copyright registrations, and (iii) all pending applications and applications to be filed, if any, therefor, owned or controlled by Company or that are used by Company in connection with its business, together with a summary description and full information in respect of the filing, registration or issuance thereof, and expiration dates, is contained in Exhibit 3.13 hereto. No licenses, sublicenses, covenants or agreements have been granted or entered into by Company in respect of any of such patents, trademarks, service marks, trade names, brand names, copyrights, applications and licenses described in Exhibit 3.13 hereto or under any patents, trademarks, service marks, trade names, brand names, copyrights, or applications for patents, trademarks, service marks or copyrights of others, except as set forth in Exhibit 3.13 hereto. Company owns the entire right, title and interest in and to any and all patents, trademarks, service marks, trade names, brand names, copyrights, applications or licenses utilized in its business and each such item is in full force and effect, free and clear of all liens and encumbrances of every nature, and no such item is currently being challenged in any way or is involved in any pending or threatened interference proceeding.

                 (b) There are no patents, trademarks, service marks, trade names, brand names, copyrights, licenses, applications, inventions, proprietary processes and know-how, formulae and trade secrets without which Company's business could not be conducted as presently conducted, except as described in Exhibit 3.13 hereto. The operations of Company, the manufacture, use and sale by Company of its products, the use by Company of its machinery, equipment and processes, the use of the products of Company by its respective customers for the purpose for which sold, and the use of the patents, trademarks, service marks, trade names, brand names, copyrights, applications, licenses, inventions, proprietary processes and know-how, formulae and trade secrets and advertising, technical or other literature of Company has not, and pending the Closing will not, involve infringement, nor has Company been advised of any claim of infringement of any proprietary right, patent, trademark, service mark, trade name or copyright of others.

                 (c) No licenses, sublicenses, covenants or agreements have been granted or entered into by Company in respect of any invention, proprietary processes and know-how, formula or trade secret. Company owns the entire right, title and interest in and to the inventions, proprietary processes and know-how, formulae and trade secrets utilized in its business, free and clear of all liens and encumbrances of every nature, except as described in Exhibit 3.13 hereto.

                 (d) No officer, director, employee or shareholder of Company, nor any affiliate of such persons or any members of any such persons' families, owns directly or indirectly, in whole or in part, any invention, patent, proprietary right, trademark, service mark, trade name, brand name or copyright or application or license therefor (i) which Company is presently using in its business or (ii) without which Company could not conduct its business as presently conducted by it.

         Section 3.14      Title to Property; Condition of Property.

                 (a) Company has, and at the Closing will have (except, as to inventory only, as the same may have been sold or otherwise disposed of after the date hereof in the ordinary course of its business), good and marketable title in fee simple (or the equivalent) to all of its assets constituting real property (or leasehold interests therein), and good and marketable title (or the equivalent) to all of its assets constituting personal property, tangible or intangible, free and clear of any mortgage, pledge, lien, encumbrance, charge or title retention or other security arrangement, or other adverse right or interest therein, or limitation thereon, except the following (hereinafter referred to as "PERMITTED ENCUMBRANCES"):

                           (i) liens imposed by law that are incurred in the ordinary and regular course of business for indebtedness not yet due to carriers, warehousemen, laborers or materialmen;

                           (ii)   liens in respect of pledges or deposits under
workmen's compensation laws or similar legislation;





                                     III-9

                           (iii) liens for property taxes, assessments, or governmental charges not yet subject to penalties for nonpayment;

                           (iv)   other liens, charges and encumbrances
         incidental to the conduct of the business or the ownership of the properties subject thereto and not material in the aggregate; and

                           (v)    liens and other arrangements described in
Exhibit 3.14 hereto.

                 (b) All of the buildings and structures located on such real property are in adequate operating condition and repair. Company has adequate rights of ingress and egress to all of its assets constituting real property for the operation of its business in the ordinary course. With respect to the assets of Company constituting real property (or leasehold interests therein), all buildings and structures located thereon, all appurtenances thereto, and all equipment used therein (hereinafter collectively referred to in this Section 3.14 as the "PROPERTY"),

                           (i) no defect or condition of the Property or interest of any third party exists which impairs the current or planned use of the Property by Company;

                           (ii) the Property, as currently used by Company, and as reasonably planned to be used in the conduct of any part of Company's business subsequent to the Closing, is not in violation of any existing applicable statute, ordinance, order, requirement, law, rule or regulation (including, without limitation, building, occupational safety, zoning or environmental laws) affecting the Property;

                           (iii) no notice of violation of any applicable statute, law, ordinance, rule, regulation, order or requirement, or of any covenant, condition, restriction or easement affecting the Property or with respect to the use or occupancy of the Property, has been given to Company (or, to its knowledge or the knowledge of any Shareholder, any of its lessors) by any governmental authority having jurisdiction over the Property or by any other person entitled to enforce the same;

                           (iv)   there is not (A) any intended public
                 improvement which may involve any charge being levied or assessed or which may result in the creation of any lien upon the Property, (B) any intended or proposed ordinance, order, requirement, law or regulation (including, but not limited to, zoning changes) which may adversely affect the current or proposed use of the Property, or (C) any suit, action, claim or legal, administrative, arbitration or other proceeding (including, without limitation, any proceedings for condemnation) or governmental investigation pending, threatened or contemplated against or affecting the Property or the use of any part thereof;

                           (v) there are no encroachments onto the Property of any improvements of any adjoining property that interfere with the conduct of any part of Company's business as presently or proposed to be conducted, and no improvement on the Property necessary to the operation of Company's business as presently or proposed to be conducted encroaches on any adjoining property; and

                           (vi) Company is currently complying with all covenants, conditions, restrictions, easements and similar matters affecting the Property;

except as otherwise set forth in Exhibit 3.14 hereto.





                                     III-10

         Section 3.15 Other Assets. Company has no assets other than those set forth in the September 30, 1993 Balance Sheet or acquired in the ordinary course of business since September 30, 1993 except for any such assets which may have been written off the books through depreciation, none of which assets shall be disposed of by Company prior to the Closing, and all of which assets are the property of Company.

         Section 3.16 Litigation. Except as described in Exhibit 3.16, there is no suit, proceeding or investigation pending or threatened against or affecting Company or its properties or business in any court or before or by any governmental department, commission, board or other instrumentality or before any arbitrator, domestic or foreign, nor is there any valid basis for any such suit, proceeding or investigation, which would have a material adverse effect on Company or its business, and Company is not in default with respect to any judgment, order, decree, or award by which it is bound of any court or any such department, commission, board or other instrumentality or arbitrator. There is no suit, proceeding or investigation pending or threatened against Company or any Shareholder which would question this Agreement, any term or provision hereof or the transactions contemplated hereby. Company is not, in any way, and will not be at the time of Closing, subject to, or restricted in any way in the conduct of its business by, any judgment, order, writ, decree or injunction of, or obtained by, any government, court, department, commission, board, agency, authority or other instrumentality or arbitrator, to which it is a party.

         Section 3.17 Employees; Payroll Taxes, Etc. (a) There is no pending or threatened dispute between or involving Company on the one hand, and any employee or group of employees of Company, or any union representing or claiming to represent any employees or former employees of Company on the other hand. There have never been any strikes or work stoppages in effect or threatened against Company which had or would have a material adverse effect on Company, nor have any strikes or work stoppages which would have such effect been enjoined by any order, writ, injunction or decree or any court or governmental agency or instrumentality, domestic or foreign. Except as otherwise disclosed in Exhibits 3.4(a)(iv) and 3.4(a)(v) or Exhibit 3.17, (i) Company has no employment contracts, commission or bonus arrangements with any of its employees, officers, directors, or with any Shareholder; (ii) Company has no outstanding loans to its employees, officers or directors, or to any Shareholder; (iii) Company has not received any citation or notice that it has violated any occupational safety laws, standards or regulations; and (iv) Company has no severance or termination pay liabilities or other fringe benefit obligations to its employees, officers or directors or to any Shareholder.

                 (b)       Except as set forth in Exhibit 3.17 hereto,

                           (i) proper and accurate amounts have been and will be withheld by Company from its employees for all periods through the Closing Date in compliance with the tax withholding provisions of applicable Federal, foreign, state and local laws; and

                           (ii) proper and accurate Federal, foreign, state and local Returns have been and will be filed by Company for all periods through the Closing Date for which Returns were or are due with respect to employee income tax withholding, social security, payroll, occupational and unemployment and similar taxes, and the amounts shown thereon to be due and payable have been or will be paid in full.

                 (c) Except as disclosed in Exhibit 3.17 hereto, no person or party (including, but not limited to, any governmental agency) has any claim or basis for any action or proceeding against Company arising out of any statute, ordinance or regulation relating to wages, commissions, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, but not limited to, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967 or the Americans With Disabilities Act of 1990). None of such claims shall result in any liability to or obligation of Company, or lien or encumbrance against any assets of Company.

         Section 3.18 Bank Accounts. Company and Shareholders have delivered to Russell a list of all bank accounts maintained by Company, which list is attached as Exhibit 3.18, including the name of the bank or other institution at which each such account is maintained, the names of persons authorized to draw on such account and





                                     III-11
the account number, and new signature cards for completion and delivery to said banks and other institutions after the Closing.

         Section 3.19 No Breach. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not, except as described in Exhibit 3.19 hereto or as otherwise disclosed in this Agreement,

                 (i) violate, conflict with or result in a breach of or default under any of the terms, provisions or conditions of the Certificate of Incorporation, bylaws or other instrument respecting the governance of Company or any statute, law, regulation or court or administrative order or process, or any agreement or instrument to which either Company or any Shareholder is a party or by which any of either Company's or any Shareholder's properties or assets is bound;

                 (ii) result in the creation of any lien, charge or encumbrance upon any of Company's properties or assets under any of the foregoing other than any granted by Russell or to which Russell may be subject;

                 (iii) terminate, delay or give any party thereto the right to terminate, delay, amend, abandon, or refuse to perform any provision of any agreement or instrument to which Company is a party;

                 (iv) accelerate or give any party thereto the right to accelerate or modify the time within which, or the terms under which, Company is to perform any such agreement or instrument; or

                 (v)       require the consent of any other person or entity.

         Section 3.20 No Finders. No finder or any agent, broker or other person acting pursuant to authority of any Shareholder or Company is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement; and Shareholders agree to hold Russell and Company harmless from any loss, damage or expense resulting from any claims by any person claiming any commission or finder's fee pursuant to authorization from Shareholders or Company, or one or more thereof, in connection with the transactions contemplated by this Agreement.

         Section 3.21 Subsequent Events. Since the date of the September 30, 1993 Balance Sheet there has not been, and after the date hereof through the Closing Date there will not be (except as described in Exhibit 3.21 or as otherwise contemplated or permitted by this Agreement):

                 (i) any material adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), business, business organization or personnel of Company or in its relationships with employees, dealers, distributors, suppliers, customers, landlords or others, other than changes occurring in the ordinary and regular course of business, none of which changes, if any, has been or will be materially adverse, and neither Company nor any Shareholder has knowledge of any information on the basis of which a knowledgeable business person would conclude that any such material adverse change may be reasonably expected to occur in the reasonably foreseeable future;

                 (ii) any disposition by Company of any of its capital stock or of any option or right or privilege to acquire any of its capital stock, or any acquisition or retirement by Company of any of its capital stock or any dividend or other distribution on or with respect to its capital stock;

                 (iii) any sale, mortgage, pledge or other disposition of any asset owned by Company on the date of the September 30, 1993 Balance Sheet or acquired since said date, other than sales of merchandise in the ordinary and regular course of business and other than the dispositions described in Exhibit 3.4(a)(iii);





                                     III-12

                 (iv) any expenditure or commitment by Company for the acquisition of assets of any kind, other than merchandise inventories and miscellaneous supplies acquired in the ordinary and regular course of business and other than the purchases described in Exhibit 3.4(a)(iii) and any other exhibit attached hereto;

                 (v) any damage, destruction or loss (whether or not insured) materially and adversely affecting the property, business or prospects of Company;

                 (vi) any increase in the compensation or commission payable or to become payable by Company to any officer, employee, independent contractor, distributor or manufacturer's representative, including any Shareholder, or any agreement therefor;

                 (vii) any loans or advances by or to Company other than renewals or extensions of existing indebtedness and uses of lines of credit, if any, for inventory purchases;

                 (viii) any cancellation or payment by Company of any indebtedness owing to it or any cancellation or settlement by Company of any claims against others, except in the ordinary and regular course of business;

                 (ix) any amendment, modification, cancellation or expiration without renewal of any of the license agreements to which Company is a party described in Exhibit 3.13 hereof;

                 (x) any payment, discharge or satisfaction of any claim, liability or obligation (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the September 30, 1993 Balance Sheet or incurred in the ordinary course of business and consistent with past practices since the date of the September 30, 1993 Balance Sheet;

                 (xi) any change in any method of accounting or accounting practice or policy;

                 (xii) any write-down in the value of, or write-off of, any asset or the establishment of any reserve; or

                 (xiii) any agreement, whether in writing or otherwise, to take any action described in this Section 3.21.

         Section 3.22 No Losses. Since September 30, 1993, Company has not sustained any loss on account of fire, flood, accident or other calamity of such character as to interfere materially with the continued operation of any part of its business, regardless of whether or not such loss was insured against, other than as set forth in Exhibit 3.22 hereto.

         Section 3.23 No Undue Influence. Neither Shareholders nor Company has, directly or indirectly, made any payments to or entered into any transactions with any person as an inducement to such person (or to induce such person to influence another person) to take action deemed to be to the advantage of Company in such person's official position with a governmental authority, or in such person's position with any other business entity, nor has any Shareholder or Company directly or indirectly made any other payment to any person or entity that was contrary to any law or regulation of any such governmental authority.

         Section 3.24 No Increase in Costs. Neither Shareholders nor Company has any knowledge of any circumstances unique to Company that leads them or it to believe that the consummation of the transactions contemplated by this Agreement will cause the costs or expenses incurred by Company to increase significantly over those currently paid by Company with respect to any part of its business. The parties understand and agree that by making this representation and warranty Shareholders and Company have not made any representation or warranty regarding the ability of Russell to operate the business of Company.





                                     III-13

         Section 3.25 Sales Orders. Each of the sales orders referred to in Section 3.4(a)(iii) of this Agreement, including those listed in Exhibit 3.4(a)(iii) hereto, was taken in the ordinary course of Company's business.

         Section 3.26 Suppliers and Customers. No supplier to or customer of Company has communicated to Shareholders or Company in any manner his or its intention to cease to do business with or trade with Company as a result of the consummation of the transactions contemplated by this Agreement.

         Section 3.27      Environmental Matters.  Except as disclosed on
Exhibit 3.27 (i) Company has not violated, and as currently being conducted does not violate, any applicable law, ordinance, rule, prohibition or regulation relating to air, water or noise pollution, or the production, storage, labeling or disposition of solid, infectious or radioactive wastes or hazardous or toxic substances, or the health, safety or environmental conditions on, beneath, or about any of the properties used, owned, or leased by Company, or relating to the business of Company (such laws, ordinances, rules, prohibitions or regulations being hereinafter referred to as "ENVIRONMENTAL LAWS"); (ii) Company has timely filed all required reports, obtained all required approvals and permits relating to its business, and generated and maintained all required data, documentation and records under any applicable Environmental Laws; (iii) neither Company nor, to the knowledge of Company or any Shareholder, any other person has placed, stored, buried, spilled or released, used, generated, manufactured, refined, processed, treated, dumped or disposed of, or transported to or from, any materials produced by, or resulting from, any business, operations, or processes, including any "Hazardous Wastes," "Hazardous Substances," "Hazardous Materials," "Pollutants," "Toxic Substances," "Solid Wastes," or "Infectious Wastes," "Radioactive Wastes" or "Contaminants" (as such terms are defined in any Environmental Law and collectively hereinafter referred to as "HAZARDOUS MATERIALS") on, beneath, or about any of the properties used, owned, or leased by Company, except for inventories of such chemicals to be used, and wastes generated therefrom, in the ordinary course of business of Company (which inventories and wastes, if any, were and are stored and disposed of in accordance with applicable laws and regulations and in a manner such that there was no release, nor any possibility of any release, of any such chemicals into the environment which could cause the incurrence of clean-up or other response costs under Environmental Laws); (iv) to the best knowledge of Company and each Shareholder, there has not been any release in the vicinity of any property of Company which, through soil or ground water migration, has come to be located on the property of Company; (v) there are no Hazardous Materials presently stored or located on, in or about any portion of Company's property, except for those identified and the exact location of which is described on Exhibit 3.27, all of which are stored and located on Company's property in full compliance with applicable laws; and (vi) Company has not received any notice from any governmental agency or private or public entity advising it that it is or may be responsible, or potentially responsible, for response costs with respect to a release, a threatened release or clean up of materials produced by, or resulting from, its business, operations, or processes, including but not limited to Hazardous Materials. Exhibit 3.27 lists all locations upon which Company and its predecessors have disposed or have caused to be disposed Hazardous Materials created in or resulting from its business prior to the Closing. Company has not received notice of, and neither Company nor any Shareholder is aware of any condition or event relating to Company's business or property which by the passage of time would result in the violation of any Environmental Law or would require remedial action by Company, except as described in Exhibit 3.27 hereto.

         Section 3.28 Subsidiaries. Company does not, directly or indirectly, now own, possess, control or have, and has never, directly or indirectly, owned, possessed, controlled or had, any direct or indirect ownership or equitable interest in, or participation with, any corporation, partnership, trust, joint venture or other business association, except as described in Exhibit 3.28 to this Agreement.

         Section 3.29 Material Facts. Neither this Agreement, nor any statement, certificate, exhibit, or other instrument or list or information furnished by Shareholders pursuant to this Agreement, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         Section 3.30 Reliance. All documents, records and other information attached as exhibits hereto have been prepared by or at the request of Shareholders and furnished to Russell or Russell's representatives by Shareholders, and fairly, accurately and completely present (in a manner consistent with prior periods) the matters purported to be presented therein. Shareholders acknowledge that such documents were furnished at the request





                                     III-14
of Russell or Russell's representatives and that such documents, records and other information have been relied upon by Russell or Russell's representatives as an inducement to the execution and delivery of this Agreement.

         Section 3.31 Correctness on Determination Date and Closing Date. The representations and warranties of Company and Shareholders contained in this Article III will be true and correct on the Determination Date and on the Closing Date.



                       [Article III ends here.  The next
                        page of this Agreement is IV-1.]





                                     III-15

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS


                 Each Shareholder hereby represents and warrants to Russell and Subsidiary as follows:

                 (a) Each Shareholder and Reece is the owner of, and has good title to, the number of shares of Company Common Stock set forth next to such person's name in Exhibit 2.2 to this Agreement and, in the event that the Merger is consummated, such person is entitled to that percentage of Russell Common Stock equal to the percentage of Company Common Stock owned by such person, as set forth in Exhibit 2.2.

                 (b) Shareholder is acquiring the shares of Russell Common Stock for investment and for his or her own account and not with a view to any distribution thereof in violation of the Securities Act of 1933 (the "1933 ACT") or any applicable state securities law, and such shares of Russell Common Stock will not be sold, transferred or hypothecated by Shareholder unless an exemption from registration is available under the 1933 Act and applicable state securities law or unless such shares of common stock are registered or qualified thereunder.

                 (c) Shareholder acknowledges that he or she has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the shares of Russell Common Stock and has received copies of the 1993 First Quarter Report of Russell, the 1993 Mid-Year Report of Russell, the 1993 Third Quarter Report of Russell, the 1993 Fourth Quarter Report of Russell, the annual report of Russell on Form 10-K for the year ended January 2, 1993 and the press release of Russell dated October 27, 1993 regarding a stock repurchase program implemented by Russell, and that, by virtue of the foregoing and the process of negotiating this Agreement and the transactions contemplated herein, Shareholder has had access to such information relating to Russell as would be disclosed in a registration statement for the common stock of Russell under the 1933 Act.


                        [Article IV ends here.  The next
                        page of this Agreement is V-1.]

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF RUSSELL AND SUBSIDIARY


                 Each of Russell and Subsidiary warrants and represents to and covenants with Shareholders and their respective assigns, heirs and personal and legal representatives (which warranties, representations and covenants together with the other warranties, representations and covenants of Russell and Subsidiary set forth in this Agreement or contained in any exhibit hereto, or in any certificate or other document required to be delivered to Shareholders by Russell pursuant to this Agreement, shall, except as otherwise expressly provided herein, survive the Merger) as follows:

         Section 5.1 Corporate Status. Each of Russell and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama of the United States of America and has all necessary corporate power and attributes to enter into this Agreement and the transactions contemplated hereby.

         Section 5.2 Approvals; No Conflict. At the time of Closing, each of Russell and Subsidiary will have taken all requisite corporate action to approve this Agreement and the transactions contemplated by this Agreement, and there shall have at the time of Closing been delivered to Shareholders certified copies of the resolutions duly adopted in connection therewith. Except as otherwise stated in Exhibit 5.2 hereto, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of or default under any of the terms, provisions or conditions of the restated articles of incorporation or bylaws of Russell or Subsidiary or any statute, regulation or any court or administrative order or process, or any agreement or instrument to which Russell or Subsidiary is a party or by which either of them, or their respective properties or assets is bound and which violation, conflict, breach or default would materially and adversely affect the ability of Russell or Subsidiary to fulfill their respective obligations under this Agreement.

         Section 5.3 No Finders. No finder or any agent, broker or other person acting pursuant to the authority of Russell or Subsidiary is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement; and Russell and Subsidiary agree to hold Shareholders harmless from any loss, damage or expense resulting from any claims by any person claiming any commission or broker's or finder's fee pursuant to authorization from Russell or Subsidiary in connection with the transactions contemplated by this Agreement.

         Section 5.4 Material Facts. No representation or warranty by Russell or Subsidiary in this Agreement, and no statement, certificate or exhibit furnished by Russell or Subsidiary to Shareholders pursuant hereto, contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         Section 5.5 No Consents Required. Russell and Subsidiary have, or at the time of Closing will have, obtained all required consents, if any, of third persons necessary to consummate the transactions contemplated hereby or to make this Agreement and all other documents executed in connection herewith binding upon Russell and Subsidiary.

         Section 5.6 Reliance. All documents, records and other information, if any, attached as exhibits hereto by Russell or Subsidiary and the following documents, records and other information which have been furnished by Russell or Russell's representatives to Shareholders: copies of the 1993 First Quarter Report of Russell, the 1993 Mid-Year Report of Russell, the 1993 Third Quarter Report of Russell, the 1993 Fourth Quarter Report of Russell and the annual report of Russell on Form 10-K for the year ended January 2, 1993, fairly, accurately and completely present (in a manner consistent with prior periods) the matter purported to be presented therein. Russell acknowledges that such documents were furnished at the request of Shareholders and Company or their representatives, and that such documents, records and other information have been relied upon by

Shareholders and Company or their representatives as an inducement to the execution and delivery of this Agreement.



                        [Article V ends here.  The next
                        page of this Agreement is VI-1.]

                                   ARTICLE VI
                     COVENANTS OF COMPANY AND SHAREHOLDERS


         Section 6.1 Conduct of Business. From and after the execution of this Agreement, Company and Shareholders agree that Company shall not, without the prior written consent of Russell, engage in any activities or transactions which shall be outside the ordinary and regular course of its business as conducted on the date hereof, other than activities contemplated hereby. Without limiting the generality of the foregoing, between the date hereof and the Closing, unless the prior written consent of Russell is first obtained, to which Russell may attach any conditions Russell, in its sole discretion, desires to impose, Company will not

                 (a) amend its Certificate of Incorporation, Bylaws or any other instruments respecting the governance of Company;

                 (b)       make any change in its authorized capital stock;

                 (c) issue any stock options, warrants, or other rights calling for the issue, sale or delivery of any shares of its capital stock or other equity securities or any securities or other instruments convertible or exchangeable, with or without any additional consideration, into any such shares of its capital stock or other equity securities;

                 (d) pay any stock dividend or make any reclassification in respect of its outstanding shares of capital stock;

                 (e) issue, sell or deliver any shares of its capital stock, or securities convertible into or exchangeable, with or without additional consideration, for such shares of capital stock;

                 (f) purchase or otherwise acquire for any consideration any outstanding shares of its capital stock;

                 (g) declare, pay or set apart in respect of its capital stock any dividends or other distributions or payments;

                 (h) incur any debt for borrowed money except short-term bank borrowings in the ordinary and regular course of business;

                 (i) grant or agree to grant any increases in compensation to any director, officer, employee, consultant or agent, including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment or make any promotions of any officers or employees, other than as required pursuant to the terms of collective bargaining or union agreements of Company in effect on the date of this Agreement;

                 (j) organize any subsidiary corporations, acquire any capital stock or other equity securities of any other corporation or acquire any equity ownership interest in any business;

                 (k) pay, discharge or satisfy any liability or obligation (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities or obligations shown or reflected on the September 30, 1993 Balance Sheet or incurred in the ordinary course of business since September 30, 1993;

                 (l) permit or allow any of its assets (real or personal, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for purchase money liens and materialmen's liens incurred in the ordinary course of business in connection with the purchase of property; provided however, that such liens attach only to the property purchased, none of such liens exceeds in amount the unpaid balance of the purchase price of such property and all such liens of Company taken together shall not exceed $25,000 in the aggregate;

                 (m) cancel or waive any claim or rights of substantial value or sell, transfer, distribute or otherwise dispose of any assets or properties in excess of a value, singularly or in the aggregate, of $25,000, other than inventory sold in the ordinary course of business;

                 (n) dispose of or permit to lapse any rights to the use of any patent, trademark, service mark, trade name, brand name, copyright or license material to it, or dispose of or (except in the ordinary course of business) disclose to any person any material trade secret, formula, process or know-how not heretofore a matter of public knowledge, the disclosure of which would have a material adverse effect on Company;

                 (o) make any capital expenditure or commitment for additions to property, plant or equipment, except with respect to expenditures or additions in the normal course of business not to exceed $25,000 in the aggregate;

                 (p) pay any amount to, or sell any assets to, or enter into any agreement or arrangement with, any of its officers, directors or any Shareholder or any affiliate or associate of any thereof or any member of any such person's family, except for compensation to officers at rates not exceeding the level of compensation in effect on September 30, 1993 and reimbursement of expenses incurred by employees in connection with their employment; or

                 (q) agree, whether in writing or not, to do any of the foregoing.

                 The parties understand and agree that between the date of execution of this Agreement and the Closing Date, Shareholders shall continue to operate the business of Company in the ordinary course, subject to the limitations described in this Agreement. In addition, between the date hereof and the Closing, Shareholders shall cause Company to maintain its good standing in all places set forth in Exhibit 3.1(a) hereto.

         Section 6.2 Consents. Shareholders shall, with the assistance of Russell, which assistance shall not be unreasonably withheld, obtain, or cause Company to obtain, all consents from parties to loans, contracts, leases and other agreements of any of Shareholders or Company which are required for the due and punctual consummation of the transactions contemplated by this Agreement.

         Section 6.3 Right of Inspection. Shareholders will cause Company to give to Russell and its representatives, from and after the date of execution of this Agreement and during normal working hours, full access to all of the properties, books of account, contracts, consultants' studies and reports, appraisals and valuation studies and reports, documents and records of Company, and Shareholders will give to Russell and its representatives any and all such information or documents in their possession. Shareholders will furnish to Russell and its representatives all additional financial statements of, and all information with respect to, the business and affairs of Company that Russell may reasonably request. Shareholders shall cause Company to permit Russell, at Russell's election and expense, to audit the books and records of Company prior to the Closing Date. No such examination, inspection or audit by Russell or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company or Shareholders herein expressed.

         Section 6.4 Defaults. Shareholders shall give prompt notice to Russell of (i) any notice of, or other communication relating to, a default or an event, which with notice or lapse of time or both, would become a default, received by Company subsequent to the date of this Agreement under any indenture or loan agreement or under any other agreements which are material alone or in the aggregate to which Company is a party or by which it is bound or to which it or any of its properties is subject, (ii) any notice or other communication from any party to any such instrument alleging that the consent of such party is or may be required in connection with the transactions contemplated by this Agreement and (iii) any matter which would be in violation of any of the representations or warranties of Company or Shareholders.

         Section 6.5 Business Intact. Shareholders will cause Company to use its best efforts, through the Closing, and Shareholders will cooperate after the Closing with Company, to preserve intact the business organization of Company, to keep available to Russell, Subsidiary and the Surviving Corporation the services of the present employees of Company and to preserve the relationship of Company with distributors, suppliers, customers, landlords and others having business relationships with Company, all to the end that the going business of Company will be unimpaired at and through the time of Closing and thereafter. Shareholders will promptly notify Russell in writing of any adverse change in the business of Company, including, without limitation, any changes in employees, distributors, suppliers or customers.

         Section 6.6 Payment of Obligations to Company. Prior to the Closing, any amounts owing to Company by any Shareholder, or any officer or director of Company, or any affiliate of any Shareholder or any member of any Shareholder's family or any firm or corporation in which any such person is interested, shall be paid in full.

         Section 6.7 Operation of Company. Between the date hereof and the Closing, no Shareholder will deliberately take any action that would cause any representation or warranty of Company or Shareholders contained herein to be untrue or incorrect in any material respect.

         Section 6.8 Notification. Between the date hereof and the Closing, Shareholders shall give prompt notice to Russell of any fact, occurrence or matter which would cause any of the representations, warranties or covenants of Company or Shareholders set forth herein to be untrue or incorrect in any material respect.

         Section 6.9 No Public Announcement. Prior to the Closing Date, no Shareholder will make any press release or public announcement with respect to the transactions contemplated by this Agreement without the consent of Russell.


                        [Article VI ends here.  The next
                       page of this Agreement is VII-1.]

                                  ARTICLE VII
                     POST-CLOSING COVENANTS OF SHAREHOLDERS


         Shareholders covenant and agree as follows:

         Section 7.1 Confidentiality. Shareholders agree that, after the Closing Date, each Shareholder will treat as confidential and will not use or disclose to others, or permit any affiliate of any Shareholder or any member of any Shareholder's family to use or disclose to others, any documents, reports or other information concerning Company or the business theretofore conducted by Company, or concerning Russell or Subsidiary, or the business, operations or affairs thereof, except in connection with the enforcement of Shareholders' rights or the rights of Russell or Subsidiary under this Agreement or as otherwise required by law or legal process.

         Section 7.2 No Public Announcement. After the Closing Date, no Shareholder will make any press release or public announcement with respect to the transactions contemplated by this Agreement without at least twenty-four
(24) hours' advance notice thereof to Russell.


                       [Article VII ends here.  The next
                       page of this Agreement is VIII-1.]





                                     VII-1

                                  ARTICLE VIII
                                INDEMNIFICATION


         Section 8.1 Indemnity by Shareholders. Shareholders agree to indemnify Russell, Subsidiary and the Surviving Corporation against and save each of them harmless from all liabilities and damages to Russell, Subsidiary and the Surviving Corporation arising out of (i) events in the operation of Company occurring prior to the Effective Time or (ii) the breach of any representation, warranty, covenant or agreement of Company or Shareholders in this Agreement or contained in any statement, certificate, exhibit, document or other instrument delivered to Russell, Subsidiary or the Surviving Corporation under this Agreement, as well as all reasonable fees and expenses, including, without limitation, attorneys' fees, incurred by Russell, Subsidiary or the Surviving Corporation in investigating or defending any of them against the
assertion of any claim with respect to such liability.   In respect of any
payment due by Shareholders under the indemnity contained herein, Russell, Subsidiary or the Surviving Corporation, as the case may be, shall, if it is satisfied that the same has been or will be subject to taxation other than taxation which would have been payable in any event if the breach of warranty had not occurred, be entitled to demand from Shareholders such amount as will insure that the net receipt, after such taxation to Russell, Subsidiary or the Surviving Corporation in respect of such payment, is the same as it would have been were the payment not subject to taxation. Russell, Subsidiary and the Surviving Corporation agree that, within 20 days after any of them is given notice of the assertion of any claim as to liability with respect to which indemnity may be sought by Russell, Subsidiary or the Surviving Corporation hereunder, Russell, Subsidiary or the Surviving Corporation will notify Shareholders in writing of such asserted liability. If, within 10 days after the receipt of such notice, Shareholders notify Russell, Subsidiary and the Surviving Corporation in writing of Shareholders' election to have the asserted liability defended by Shareholders, Shareholders thereafter shall be entitled to direct, through counsel of Shareholders' own choosing, reasonably acceptable to Russell, Subsidiary and the Surviving Corporation, the defense against such asserted liability at Shareholders' own expense. In case Shareholders so elect to direct such defense, Russell, Subsidiary and the Surviving Corporation may participate in such defense, but in such case the fees and expenses incurred therein by Russell, Subsidiary and the Surviving Corporation shall be borne by Russell, Subsidiary and the Surviving Corporation unless such participation by Russell, Subsidiary and the Surviving Corporation has been requested in writing by Shareholders. In case Shareholders do not elect as aforesaid to direct such defense, Russell, Subsidiary and the Surviving Corporation may then, in their sole discretion, elect to defend such matter, in which event the fees and expenses of Russell, Subsidiary and the Surviving Corporation shall be borne by Shareholders, jointly and severally. In the event Shareholders elect to direct such defense as herein set out, Russell, Subsidiary and the Surviving Corporation shall not pay, or cause or permit to be paid, any part of any claim or demand arising from such asserted liability until Shareholders consent in writing to such payment or until Shareholders choose in writing to withdraw from the defense of such asserted liability or until a final judgment from which no appeal has been taken by or on behalf of Shareholders is entered against Russell, Subsidiary or the Surviving Corporation for such liability. Then, and in any such event, Shareholders shall become obligated to pay such liability to the extent such liability is within the terms and conditions hereof. If Shareholders do not elect to defend, as Shareholders are herein authorized to do, Russell, Subsidiary or the Surviving Corporation, as the case may be, shall be entitled to charge such asserted liability, to the extent such liability is within the terms and conditions hereof, to Shareholders at such time or at such time as Russell, Subsidiary or the Surviving Corporation, as the case may be, reaches the decision to make no further defense in connection with such asserted liability on its own behalf as hereinabove authorized.

                 Notwithstanding anything to the contrary contained in this Agreement, the indemnity agreement of Shareholders contained in the preceding paragraph of this Section 8.1 shall be limited as follows:

                 (a) Shareholders shall have no obligation to indemnify Russell, Subsidiary and the Surviving Corporation against liabilities, damages and expenses incurred by Russell, Subsidiary or the Surviving Corporation in investigating, defending or satisfying any claim with respect to such liability unless or until the aggregate of all such liabilities, damages and expenses (excluding attorney's fees) suffered or incurred by Russell, Subsidiary or the Surviving Corporation exceeds $25,000, in which event Russell, Subsidiary and the Surviving Corporation shall be entitled to indemnification for the amount of all liabilities, damages and expenses (including reasonable attorney's fees) suffered or incurred in excess of $25,000.





                                     VIII-1

                 (b) With respect to claims by Russell, Subsidiary and the Surviving Corporation for indemnification from Shareholders with respect to accounts receivable, if the total amount of the uncollectible accounts receivable exceeds the reserve for doubtful accounts established by Company as of the Determination Date, Russell's right to recover with respect to uncollectible accounts receivable will be reduced by the amount of any accounts receivable written off by Company in the ordinary and regular course of business and charged against the reserve for doubtful accounts prior to the Closing Date and thereafter collected prior to the assertion of the claim by Russell for indemnification.

         Section 8.2 Indemnity by Russell. Russell agrees to indemnify Shareholders and save Shareholders harmless from all liabilities, damages, costs and expenses (including reasonable attorney's fees) arising out of the guarantees or endorsements by Shareholders of obligations of Company incurred by Company in the ordinary course of its business prior to the Closing Date, which said obligations are unpaid or otherwise unsatisfied and are described in
Exhibit 8.2 to this Agreement.


                       [Article VIII ends here.  The next
                        page of this Agreement is IX-1.]





                                     VIII-2

                                   ARTICLE IX
                                    EXPENSES


         Section 9.1 Expenses of Shareholders and Company. All expenses incurred by or on behalf of Company or any Shareholder in connection with the negotiation, execution and performance of this Agreement, including the fees and expenses of counsel and auditors or accountants for Company or any Shareholder shall be paid by Company or Shareholders, as appropriate, whether or not the transactions contemplated in this Agreement are consummated.

         Section 9.2 Expenses of Russell. All expenses incurred by or on behalf of Russell or Subsidiary in connection with the negotiation, execution and performance of this Agreement, including the fees and expenses of counsel and auditors for Russell or Subsidiary, shall be paid by Russell or Subsidiary, whether or not the transactions contemplated in this Agreement are consummated.


                        [Article IX ends here.  The next
                        page of this Agreement is X-1.]

                                   ARTICLE X
                                  THE CLOSING


         Section 10.1 Time and Place of Closing. The closing under this Agreement (the "CLOSING") will take place at the offices of Bradley, Arant, Rose & White, at 9:00 a.m., local time, on April 1, 1994, or at such other date, or at such different time or place, as the parties may agree upon (the "CLOSING DATE").

         Section 10.2 Conditions of Obligations of Russell and Subsidiary. The obligations of Russell and Subsidiary shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

                 (a) Correctness of Representations and Warranties of Company and Shareholders. All representations and warranties of Company and Shareholders contained in this Agreement or otherwise made in writing pursuant to this Agreement shall be true and correct at and as of the Closing with the same force and effect as though made at and as of the Closing, except for changes contemplated or permitted by this Agreement.

                 (b) Obligations and Conditions. Company and Shareholders shall have performed and complied with all of the obligations and conditions required by this Agreement to be performed or complied with by Company and Shareholders at or prior to the time of Closing.

                 (c) Certificate Respecting Fulfillment of Conditions. Shareholders will deliver to Russell and Subsidiary a certificate dated the date of the Closing, as to the fulfillment of the matters described in paragraphs (a) and (b) of this Section 10.2.

                 (d) No Proceedings. No proceeding or formal investigation shall have been commenced by any governmental or regulatory agency or by any other person or entity with respect to any of the transactions contemplated by this Agreement.

                 (e) Expiration of Applicable Waiting Periods. Any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and any rules or orders of the Federal Trade Commission (the "FTC") or under any other applicable law, statute, order or ruling of any government or agency or instrumentality thereof, shall have expired or been terminated.

                 (f) Satisfaction of Russell and its Counsel. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Russell and its counsel, and Russell and its counsel shall have received copies of such documents as its counsel may reasonably request in connection with said transactions.

                 (g) Opinion of Counsel for Company. Russell shall have received an opinion from Scruggs, Jordan & Dodd, P.A., counsel for Company, dated the Closing Date, in form and substance satisfactory to counsel for Russell (which approval shall not be unreasonably withheld), to the effect that:

                 (i) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has full corporate power to own its properties and conduct its business as now being conducted; and Company is duly qualified and in good standing as a foreign corporation in each jurisdiction in which its ownership of property or the nature of the conduct of its business requires such qualification, including, without limitation, the jurisdictions listed in Exhibit 3.1(a);

                 (ii) the par value and number of authorized shares, unissued shares, treasury shares and outstanding shares of Company are as set forth in Section 3.1(b) of this Agreement; and all of said outstanding shares are legally and validly authorized and issued and are fully paid and non-assessable;

                 (iii) Company has good and marketable title to all assets represented as being owned by it, and Company owns all such assets free and clear of any mortgage, lien, encumbrance, claim, charge, title retention or other security arrangement, except Permitted Encumbrances as defined in this Agreement;

                 (iv) said counsel does not know, and has no reason to believe, that any suit, proceeding or investigation is pending or threatened against Company or any Shareholder or Reece, insofar as any such suit, proceeding or investigation relates to Company, or the transactions contemplated hereby, including specifically the representation and warranty contained in Section 3.16 of this Agreement, other than as disclosed in certain Exhibits to this Agreement specifically referred to in said opinion; and

                 (v) the execution and performance of this Agreement, the Escrow Agreement and each other agreement executed and delivered in connection herewith will not result in a breach of or constitute a default under any charter or bylaw provision of Company or, to the best of the knowledge of said counsel (after diligent investigation), any agreement or other document to which Company is a party or by which Company or any of its property is bound or any decree, order, rule or award of any court or other governmental authority or arbitrators which is binding on Company or any property of Company or, to the best of the knowledge of said counsel (after diligent investigation), any agreement or other document to or by which any Shareholder or Reece is a party or any decree, order, rule or award of any court or other governmental authority or arbitrators which is binding on any Shareholder or Reece insofar as any such agreement, document, decree, order, rule, or award relates to Company or the transactions contemplated hereby.

                 Such opinion shall also cover such related matters as Russell may reasonably require.

                 (h) Opinion of Counsel for Shareholders. Russell and Subsidiary shall have received an opinion from counsel for Shareholders, who may also be counsel for Company, dated the Closing Date, in form and substance satisfactory to counsel for Russell and Subsidiary (which approval shall not be unreasonably withheld), to the effect that:

                 (i) On the date of the execution of this Agreement, Shareholders and Reece were, and on the Closing Date Shareholders and Reece are, the only beneficial and record owners of the capital stock of Company;

                 (ii) On the date of the execution of this Agreement and on the Closing Date, the shares of capital stock of Company owned by Shareholders and Reece are free and clear of all liens, encumbrances, options, proxies, equities and claims;

                 (iii) This Agreement and the Escrow Agreement have been duly and legally executed and delivered by each Shareholder; and is the valid and binding agreement of each Shareholder, enforceable against such Shareholder in accordance with its respective terms;

                 (iv) To the best of the knowledge of said counsel (after diligent investigation), the execution and performance of this Agreement and the Escrow Agreement and any other agreements to which they are a party contemplated hereby will not result in a breach of or constitute a default under any agreement or other document to or by which any Shareholder is a party or is bound or any decree, order or rule of any court or other governmental authority which is binding on any Shareholder; and

                 (v) Such counsel does not know, and does not have reason to believe, that any suit, proceeding or investigation by any persons, which questions or could affect this Agreement, or the transactions contemplated hereby, is pending or threatened.

                 Such opinion shall also cover such related matters as Russell may reasonably require.

                 (i) Preservation of Business. The going business of Company and its business organization and personnel shall have been preserved intact and shall not have been impaired.

                 (j) Non-impairment of Relations. The relations of Company with suppliers, customers, landlords and others shall have been preserved intact and not impaired.

                 (k) Russell's Knowledge of Material Variance. Russell shall not have learned of any fact or condition with respect to the business, properties, assets or earnings of Company which is materially at variance with one or more of the warranties or representations of Company or Shareholders set forth in this Agreement or which in Russell's sole opinion materially and adversely affects or may affect such business, properties, assets or earnings or the ownership, or value or continuance thereof.

                 (l) Resignations of Officers and Directors of Company. Shareholders shall have procured the resignations of the officers and directors of Company indicated in Exhibit 10.2(l) without any claim for loss of office.

                 (m) Confidential Matters. Shareholders shall have delivered to Russell all documents and other materials and all copies thereof owned or used by Shareholders reasonably believed by Shareholders to be both confidential and reasonably appropriate for the operation of Company.

                 (n) Escrow Agreement. Shareholders, Russell and Escrow Agent shall have executed and delivered the Escrow Agreement.

                 (o) Satisfaction with Respect to Licenses. Russell shall receive such assurances as it deems reasonable from the licensors under the licensing agreements held by Company that such licensing arrangements will not be terminated as a result of the consummation of the transactions contemplated by this Agreement.

                 (p) Environmental Audit. Russell shall have received a report with respect to an environmental audit, the cost of which audit shall be borne by Russell, of the premises owned or leased by Company, the contents of which report shall be satisfactory to Russell.

                 (q) Lease. Company shall have entered into a lease with respect to the premises in which certain of its existing operations known as "Plant No. 2" are conducted, the terms of which lease shall be satisfactory to Russell.

                 (r) Dissent. No shareholder of Company shall dissent from the Merger.

                 (s)       Termination of Certain Agreements.       Company,
Shareholders and certain employees and former employees of Company shall have executed agreements, which agreements shall contain, among other things, a general release of Company from any liability and shall be effective at the Effective Time, terminating the following agreements and understandings: (i) Executive Employment Contract, dated as of December 30, 1992, between Company and Robert H. Yoe, III; (ii) Shareholders Agreement, dated December 30, 1992, among Company, John K. Tcherneshoff, Robert H. Yoe, III and Susan T. McCurdy; and (iii) all agreements or understandings between Company and any employee or former employee, including, Robert H. Yoe, III, Robby Davis, Dennis Traylor, or David R. Austin, regarding compensation (including employee bonuses) or any other matters relating to employment.

                 (t) Non-Competition Agreement. Russell and Subsidiary shall have executed a Non-Competition Agreement with Robert H. Yoe, III, in form and substance satisfactory to Russell.

         Section 10.3 Conditions of Obligations of Company and Shareholders. The obligations of Company and Shareholders hereunder shall be subject to the fulfillment at or prior to the time of Closing of each of the following conditions:

                 (a) Satisfaction of Company, Shareholders and their Respective Counsel. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Company, Shareholders and their respective counsel, and Company, Shareholders and their respective counsel shall have received copies of such documents as counsel may reasonably request in connection with said transactions.

                 (b) Representations and Warranties of Russell and Subsidiary. All representations and warranties of Russell and Subsidiary contained in this Agreement shall be true and correct at and as of the time of Closing, with the same force and effect as though made at and as of the time of Closing, except for changes contemplated or permitted by this Agreement.

                 (c) Obligations and Conditions. Russell and Subsidiary shall have performed and complied with all of the obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the time of Closing.

                 (d) Certificate Respecting Fulfillment of Conditions. Russell and Subsidiary will deliver to Shareholders a certificate dated the Closing Date, executed on the behalf of each by their respective President or by any Vice President, however denominated, as to the fulfillment of the conditions set forth in paragraphs (a) and (b) of this Section 10.3.

                 (e) Opinion of Counsel for Russell and Subsidiary. Shareholders shall have received an opinion from Bradley, Arant, Rose & White, counsel for Russell and Subsidiary, dated the Closing Date, in form and substance satisfactory to counsel for Shareholders (which approval shall not be unreasonably withheld), to the effect that:

                 (i) Each of Russell and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama;

                 (ii) this Agreement has been duly and legally authorized by all necessary corporate action on the part of each of Russell and Subsidiary, has been duly and legally executed and delivered by Russell and Subsidiary, and is the valid and binding agreement of Russell and Subsidiary enforceable in accordance with its terms; and

                 (iii) the execution and performance of this Agreement will not result in a breach of or constitute a default under any charter or bylaw provision which is binding on Russell or Subsidiary or, to the best of the knowledge of said counsel (after diligent investigation), any agreement or other document to or by which Russell or Subsidiary is a party or is bound or any decree, order or rule of any court or other governmental authority which is binding on Russell or Subsidiary.

                 (f) No Proceedings. No proceeding or formal investigation shall have been commenced by any governmental or regulatory agency or by any other person or entity with respect to any of the transactions contemplated in this Agreement.

                 (g) Expiration of Applicable Waiting Periods. Any waiting period applicable to the Merger under the HSR Act and any rules or orders of the FTC or under any other applicable law, statute, order or ruling of any government or agency or instrumentality thereof, shall have expired or been terminated.

                 (h) Escrow Agreement. Russell, Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement.

                 (i) Value of Russell Common Stock. The value of the Russell Common Stock to be issued in the Merger, valued at the average closing sales price per share of common stock of Russell as reported on the New York Stock Exchange for the ten (10) trading days immediately preceding the Closing Date, equals or exceeds $10,000,000.

         Section 10.4 Additional Conditions of the Closing. The obligations of Russell and Subsidiary under this Agreement shall be subject to the condition that (i) Shareholders, Reece, their respective affiliates and members of their respective families and firms and corporations in which any one or more thereof have an interest shall pay all indebtedness owing to Company and (ii) Company shall be released from any liability, contingent or otherwise, if any, with respect to any indebtedness of any Shareholder or Reece.





                        [Article X ends here.  The next
                        page of this Agreement is XI-1.]

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS


         Section 11.1 Warranties of the Parties Shall Survive the Closing. All representations, warranties, covenants and agreements herein contained of all parties shall survive the Closing and the deliveries hereunder, regardless of any investigation made by or on behalf of any such party, and shall continue for a period of three (3) years from the Closing Date, at which time all representations, warranties, covenants and agreements (except those with respect to tax matters) shall expire and become null and void, unless prior to such date, written notice of a claim for inaccuracy or breach of such representations, warranties, covenants and agreements shall be delivered to Shareholders pursuant to Section 11.4. All representations, warranties, covenants and agreements with respect to tax matters shall expire on the date when the entity charged with collecting such tax, by virtue of the applicable statute of limitations, is unable to assess a tax against Company for operations or income for all periods prior to and through the Closing Date.

         Section 11.2 Termination of Agreement. This Agreement may be terminated under any of the following circumstances by notice given on or before the Closing Date:

                 (a) Russell and Subsidiary shall have the right to terminate if, during the period from the date hereof to the Closing Date, Russell shall learn of any fact or condition which is materially at variance with one or more of the warranties or representations of Company or Shareholders set forth in this Agreement, or if Company or Shareholders shall fail in any material respect to perform the covenants set forth in this Agreement.

                 (b) Company and Shareholders shall have the right to terminate if, during the period from the date hereof to the Closing Date, Company or Shareholders shall learn of any fact or condition which is materially at variance with one or more of the warranties or representations of Russell or Subsidiary set forth in this Agreement.

                 (c) Each party may, at its election, waive any of its rights to terminate this Agreement under the provisions of this Section 11.2, and shall be deemed to have waived such rights upon completion of the Closing under this Agreement.

                 (d) Each party shall have the right to terminate this Agreement if the Closing shall not have occurred by May 1, 1994.

                 (e) In the event of a termination of this Agreement as provided in this Section 11.2, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereunder, except as set forth in Article IX. Nothing contained in this Section 11.2 shall relieve any party from liability for any breach of this Agreement.

         Section 11.3 Press Releases, Announcements. Between the date hereof and the Closing, no party shall make any press release or public announcement in respect of the transactions contemplated by this Agreement, except to the extent, if any, required by law (and in no event will any such press release or public announcement be made by either party without at least twenty-four hours advance notice thereof to the other parties); provided, however, that Russell and Company may, without liability to any other party, make a joint announcement at any time following execution of this Agreement.

         Section 11.4 Notices. Any notice to a party hereto pursuant to this Agreement shall be given in writing either by delivery in person or by certified or registered mail, addressed as follows:

         If to Shareholders, then to:

                 John K. Tcherneshoff
                 621 Gulf Shores Drive
                 Destin, Florida  32545


                 Robert H. Yoe, III
                 1000 Laurel Lane
                 Fort Payne, Alabama  35967


                 Susan T. McCurdy
                 Route 7, Box 755
                 Fort Payne, Alabama  35967


                 with copies to:

                 William D. Scruggs, Jr.
                 Scruggs, Jordan & Dodd, P.A.
                 P. O. Box 1109
                 Ft. Payne, AL   35967


         If to Russell then to:

                 Russell Corporation
                 Lee Street
                 Alexander City, Alabama  35010
                 Attention:  Steve R. Forehand

                 with copies to:

                 Bradley, Arant, Rose & White
                 1400 Park Place Tower
                 2001 Park Place
                 Birmingham, Alabama  35203
                 Attention:  William L. Hinds, Jr., Esq.


                 Any notice hereunder shall be deemed delivered upon the second business day after the day such notice is placed in the mails so addressed (or to such other address as any party hereto shall advise the other in writing), with postage prepaid.

         Section 11.5 Registration Statement. As soon as practicable after the Closing Date (but in no event later than one hundred eighty (180) days), Russell shall prepare and file with the Securities and Exchange Commission a registration statement on Form S-3, and all amendments and supplements thereto, with respect to the Russell Common Stock issued pursuant to this Agreement (the "REGISTRATION STATEMENT"), and Russell shall use its best efforts to cause the Registration Statement to become effective. In addition, Russell shall use its best efforts to obtain, prior to the sale of any such shares following the effective date of the Registration Statement, such "blue sky" permits and approvals as may be required to carry out the transactions contemplated by this Agreement and the Merger. Shareholders agree that from time to time and upon the request of Russell, they will execute investment letters or other similar documents confirming the representations and warranties made by Shareholders in this Agreement.

         Section 11.6 Table of Contents; Captions. The table of contents and the captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement.

         Section 11.7 Incorporation of Appendices and Exhibits. Except as otherwise expressly stated, each reference in this Agreement to an "EXHIBIT" refers to an exhibit to this Agreement. This Agreement shall be deemed to have incorporated by reference all of the Exhibits referred to herein to the same extent as if such Exhibits were fully set forth herein. Each reference herein to "this Agreement" or "the Agreement" shall be construed to include each Exhibit. An item disclosed in an Exhibit to this Agreement is only deemed disclosed in connection with the specific representation to which it is explicitly referenced.

         Section 11.8 Entire Agreement; Amendment; Modification; Extension; Waiver. This Agreement and the Exhibits represent the entire understanding and agreement between the parties with respect to the subject matter hereof and shall supersede any prior agreements and understanding between the parties with respect to that subject matter. This Agreement may not be amended, supplemented or modified orally, but only by a written instrument signed by the party against which enforcement of any such amendment supplement or modification is sought. At any time prior to or subsequent to the Closing, the parties hereto may, by mutual written agreement and in no other manner, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, or (c) waive compliance with any of the covenants or agreements contained in this Agreement. A waiver by any party of any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto or the compliance with any of the covenants or agreements contained in this Agreement shall not be deemed to waive any inaccuracy in any representation, warranty or document or compliance with any other covenant or agreement.

         Section 11.9 Severability. In the event any provision or portion of this Agreement is deemed to be invalid or unenforceable, in whole or in part, for any reason, the remainder thereof shall not be invalidated or rendered unenforceable or otherwise adversely affected.

         Section 11.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, and their respective estates, successors, legal or personal representatives, heirs, distributees, designees and assigns, but no assignment shall relieve any party of the obligations hereunder. This Agreement cannot be assigned by any party without the prior written consent of the other parties hereto.

         Section 11.11 Governing Law. This Agreement shall be controlled, construed and enforced in accordance with the substantive laws of the state of Alabama without regard to the application of the laws of Alabama regarding conflict of laws.

         Section 11.12 Preparation of Agreement. Each of the parties acknowledges that each party to this Agreement has been represented by counsel in connection with preparation and negotiation of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted the Agreement shall have no application and any such right is expressly waived.

         Section 11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 11.14 Claims. Each Shareholder understands, acknowledges and agrees that there is no requirement that Russell or the Surviving Corporation bring a claim against every Shareholder committing a breach of this Agreement in order to recover damages for that breach and that, in the event of a breach by more than one Shareholder of a representation, warranty, covenant or agreement contained in this Agreement, either Russell, the Surviving Corporation or both may bring a claim for such breach against any one or more of the breaching

Shareholders without joining all of the breaching Shareholders in such claim; provided, however, that the liability of any Shareholder for any such breach shall be only for such Shareholder's pro rata share of such liability based on the percentage of such Shareholder's ownership of Company Common Stock shown in
Exhibit 2.2.

         Section 11.15 Assumption of Liability. Subject to the obligations of Shareholders to indemnify Subsidiary and the Surviving Corporation pursuant to the terms of this Agreement, Subsidiary and the Surviving Corporation agree to assume and be responsible for all liabilities arising out of events in the operation of Company occurring after the Effective Time.





                        [Article XI ends here.  The next
                         page of this Agreement is the
                      first page of the signature pages.]

         IN WITNESS WHEREOF, the parties have executed this document as of the date first above written.



                                                     RUSSELL CORPORATION


                                             By    /s/ JAMES D. NABORS
                                               --------------------------------
                                                  Its Executive Vice President
                                                   and Chief Financial Officer

ATTEST:


By          /s/ STEVE R. FOREHAND
   -------------------------------------
                Its Secretary



                                                           TUBECO, INC.



                                             By       /s/ JAMES D. NABORS
                                               --------------------------------
                                                          Its President

ATTEST:


By          /s/ STEVE R. FOREHAND
   -------------------------------------
                Its Secretary



                                                         DESOTO MILLS, INC.


                                             By      /s/ ROBERT H. YOE, III
                                               --------------------------------
                                                           Its President

ATTEST:


By           /s/ SUSAN T. HAWKINS
   -------------------------------------
                 Its Secretary

                                                    /s/ JOHN K. TCHERNESHOFF
                                               --------------------------------
                                                        JOHN K. TCHERNESHOFF

WITNESS:


        /s/ WILLIAM D. SCRUGGS
- ----------------------------------------



                                                    /s/ ROBERT H. YOE, III
                                               --------------------------------
                                                        ROBERT H. YOE, III

WITNESS:


        /s/ WILLIAM D. SCRUGGS
- ----------------------------------------




                                                      /s/ SUSAN T. HAWKINS
                                               --------------------------------
                                                          SUSAN T. McCURDY

WITNESS:


         /s/ E. ALLEN DODD, JR.
- ----------------------------------------

                                    GLOSSARY



Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-1
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .X-1
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .X-1
COBRA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-6
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-1
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-1
Dependents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  III-6
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-2
Employee benefit plans  . . . . . . . . . . . . . . . . . . . . . . . . . .III-3
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . III-14
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .III-3
Excess Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . II-3
Exhibit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . XI-3
Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .  III-2
FTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  X-1
Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . III-14
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  X-1
Interim Financials  . . . . . . . . . . . . . . . . . . . . . . . . . . . .III-2
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .III-5
Permitted Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . .III-9
Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . III-10
Reece . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-1
Russell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-1
September 30, 1993 Balance Sheet  . . . . . . . . . . . . . . . . . . . . .III-2
Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-1
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-1
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . .I-2

                                LIST OF EXHIBITS


A                    Articles of Merger

2.2                  Shareholders

2.4                  Escrow Agreement

3.1(a) Domicile, Powers and Qualifications under the laws of the State of Alabama

3.1(d)               Authorization by Company or Shareholder

3.3                  Liabilities or obligations by Company

3.4(a)(i)            Real Property description of interests of Company

3.4(a)(ii)           Personal Property description of leases and other
                     agreements affecting rights of Company

3.4(a)(iii)          Purchase Orders for Non-Capital Assets by Company

3.4(a)(iv)           Employee Benefit Plans of Company

3.4(a)(v)            Employment contracts or agreement by Company

3.4(a)(vi)           Purchase Orders for Capital Assets of Company

3.4(a)(vii)          Collective Bargaining Agreements of Company

3.4(a)(viii)         Business Relationships with Shareholders by Company

3.4(a)(ix)           Independent Contractors of Company

3.4(a)(x)            Service Agreements binding on Company

3.5(k)               COBRA

3.6(a)               Insurance policies of Company

3.6(b)               List of all claims made by Company since September 30, 1993

3.7                  Taxes

3.7(c)               Audits

3.8                  Conflicts of Interest

3.9                  Fixed Assets of Company

3.10                 Inventory Listings of Company

3.12                 Lines of Credit of Company

3.13                 Patents, Etc.

3.14                 Title of Property; Condition of Property by Company

3.16                 Litigation Affecting Company

3.17                 Employees; Payroll Taxes, Etc.

3.18                 Bank Accounts of Company

3.19                 No Breach by Company

3.21                 Subsequent Events of Company

3.22                 No Losses of Company

3.27                 Environmental Matters of Company

3.28                 Subsidiaries of Company

5.2                  Approvals; No Conflict by Russell and Subsidiary

8.2                  Indemnity by Russell

10.2(l)              Resignations of Officers and Directors of Company

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER



          This AMENDMENT NO. 1 (the "Amendment"), dated as of March 30, 1994, to that certain Agreement and Plan of Merger dated as of February 25, 1994 (the "Merger Agreement"), by and among Russell Corporation, an Alabama corporation, Tubeco, Inc., an Alabama corporation, DeSoto Mills, Inc., an Alabama corporation, and John K. Tcherneshoff, Robert H. Yoe, III and Susan T. McCurdy, also known as Susan T. Hawkins.

          NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Amendment to Section 1.4. The Merger Agreement is hereby amended by deleting Section 1.4 therein and inserting in its place and stead the following:

                    "Section 1.4     Articles of Incorporation.  The Articles
          of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation."


          2. Amendment to Section 1.5. The Merger Agreement is hereby amended by deleting Section 1.5 therein and inserting in its place and stead the following:

                    "Section 1.5     Bylaws.  The bylaws of Company, as in
          effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation."


          3. Amendment to Section 2.2. The Merger Agreement is hereby amended by deleting the first sentence of Section 2.2 therein and inserting in its place and stead the following:

                    "Company has authorized capital stock consisting of 7,100 shares of common stock, par value $1.00 per share, of which 5,554 shares are issued and outstanding and 1,546 shares are held as treasury stock (hereinafter referred as "COMPANY COMMON STOCK")."


          4. Amendment to Section 2.3(a). The Merger Agreement is hereby amended by deleting the phrase, "Five Thousand Five Hundred Fifty-Six (5,556)," which appears in the eighth line of Section 2.3(a) and inserting in its place and stead the following: "Five Thousand Five Hundred Fifty-Four (5,554)".


          5. Amendment to Section 3.1(b). The Merger Agreement is hereby amended by deleting the first sentence of Section 3.1(b)(i) and inserting in its place and stead the following:


                    "The authorized capital stock of Company consists of 7,100 shares of common stock, par value $1.00 per share, 5,554 shares of which have been duly and validly issued and are outstanding, and are fully paid and non-assessable, and 1,546 of which are held as treasury stock by Company."

          6. Amendment to Exhibit 2.2. The Merger Agreement is hereby amended by deleting Exhibit 2.2 therein and inserting in its place and stead the following:

                                  "EXHIBIT 2.2




      Shareholder                              Number of Shares                              Percentage
- -------------------------                 --------------------------                 -----------------------
John K. Tcherneshoff                                  3,609                                     64.98%
Robert H. Yoe, III                                    1,389                                     25.01%
Susan T. McCurdy                                        555                                      9.99%
Sandy Reece                                               1                                       .02%
                                                     ------                                    -------

                                                      5,554                                    100.00%"


         IN WITNESS WHEREOF, the parties have executed this document as of the date first above written.


                                                    RUSSELL CORPORATION


                                        By          /s/ JAMES D. NABORS
                                          -------------------------------------
                                                Its Executive Vice President
                                                 and Chief Financial Officer

ATTEST:


By         /s/ STEVE R. FOREHAND
   -----------------------------------
                Its Secretary



                                                       TUBECO, INC.



                                        By          /s/ JAMES D. NABORS
                                          -------------------------------------
                                                         Its President

ATTEST:


By         /s/ STEVE R. FOREHAND
   -----------------------------------
                Its Secretary



                                                  DESOTO MILLS, INC.


                                        By      /s/ ROBERT H. YOE, III
                                          -------------------------------------
                                                      Its President

ATTEST:


By         /s/ SUSAN T. HAWKINS
   -----------------------------------
                Its Secretary

                                                 /s/ JOHN K. TCHERNESHOFF
                                          -------------------------------------
                                                     JOHN K. TCHERNESHOFF

WITNESS:


        /s/ E. ALLEN DODD, JR.
- --------------------------------------




                                                 /s/ ROBERT H. YOE, III
                                          ------------------------------------
                                                     ROBERT H. YOE, III

WITNESS:


        /s/ E. ALLEN DODD, JR.
- --------------------------------------





                                                   /s/ SUSAN T. HAWKINS
                                          -------------------------------------
                                                       SUSAN T. HAWKINS

WITNESS:


       /s/ E. ALLEN DODD, JR.
- --------------------------------------